                                                         Filed pursuant to rule
                                                         424(b)5 Registration
                                                         Statement No. 333-59543

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 6, 2002)

                                   [LOGO] FMC

                                3,250,000 Shares
                                 FMC Corporation

                                  Common Stock
                                $32.65 PER SHARE

                                  -------------

   We are selling 3,250,000 shares of our common stock. We have granted the underwriter an option to purchase up to 487,500 additional shares of common stock to cover over-allotments.

   Our common stock is listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange under the symbol "FMC." The last reported sale price of our common stock on the New York Stock Exchange on June 5, 2002 was $33.47 per share.

                                  -------------

   Investing in our common stock involves risks. See Risk Factors beginning on page S-11.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -------------

                                                Per
                                               Share     Total
                                               ------ ------------
             Public Offering Price             $32.65 $106,112,500
             Underwriting Discount             $ 1.40 $  4,550,000
             Proceeds to FMC (before expenses) $31.25 $101,562,500

   The underwriter will also receive a commission from investors in the amount of $.05 for each share of common stock sold in this offering.

   The underwriter expects to deliver the shares to purchasers on or about June 12, 2002.

                                  -------------

                              Salomon Smith Barney

                                  -------------

June 6, 2002

   IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE
                            ACCOMPANYING PROSPECTUS

   This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock being offered. The second part, the base prospectus, gives more general information, some of which may not apply to the common stock being offered. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

   If the description of the common stock varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date later than June 5, 2002.

                               TABLE OF CONTENTS

                                  Prospectus Supplement
                                                                                      Page
                                                                                      ----
Forward-Looking Information..........................................................  S-3
Prospectus Summary...................................................................  S-5
Risk Factors......................................................................... S-11
Use of Proceeds...................................................................... S-18
Market Price of Common Stock......................................................... S-19
Dividend Policy...................................................................... S-19
Capitalization....................................................................... S-20
Selected Consolidated Financial Data................................................. S-21
Management's Discussion and Analysis of Financial Condition and Results of Operations S-23
Business............................................................................. S-47
Underwriting......................................................................... S-58

                                   Prospectus
                                                                          Page
                                                                          ----
  Available Information..................................................   3
  Documents Incorporated by Reference....................................   4
  Forward-Looking Information............................................   4
  The Company............................................................   5
  Use of Proceeds........................................................   5
  Ratio of Earnings to Fixed Charges.....................................   5
  General Description of the Offered Securities..........................   6
  Description of the Common Stock........................................   6
  Certain Certificate of Incorporation Provisions........................   6
  Description of the Preferred Stock.....................................   7
  Description of Depository Shares.......................................   9
  Description of the Debt Securities.....................................  13
  Description of the Warrants to Purchase Common Stock or Preferred Stock  23
  Description of the Warrants to Purchase Debt Securities................  25
  Plan of Distribution...................................................  26
  Legal Matters..........................................................  27
  Independent Public Accountants.........................................  27

                          FORWARD-LOOKING INFORMATION

   This prospectus supplement includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under the captions "Prospectus Summary--The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements are typically identified by use of the words "anticipate," "believe," "estimate," "expect" and similar expressions, although some forward-looking statements are expressed differently. Such forward-looking statements include, among other things, statements about the following:

   . the effectiveness of our strategy to align our business with our future growth plans and increase our flexibility to changing market conditions;

   .   our ability to expand our sulfentrazone sales;

   . our ability to concentrate our future research and development activities on insecticides while still maximizing the market potential of already commercialized herbicides;

   .   the effect of price increases in Industrial Chemical products on revenue;

   . our ability to make up last year's earnings decline that resulted from the lack of sulfentrazone sales to DuPont within our Agricultural Products segment;

   .   the continued growth within our Specialty Chemicals segment in 2002;

   .   the improvement of results in our Industrial Chemicals segment in 2002;

   . our ability to lower the cost of production within our Industrial Chemicals segment;

   . the ability to increase cash returns from mothballing of hydrogen peroxide production capacity;

   .   an improvement in our phosphorus operations;

   . the renewal or replacement of our receivables securitization and senior credit facility;

   .   the success of our genomics-based discovery strategy;

   .   the growth of herbicide sales and new label expansions;

   .   the improvement in outlook for our Lithium division in 2003;

   . the amount, if any, of the contingent obligations we may incur in connection with the spin-off of FMC Technologies, Inc. ("Technologies"); and

   . the amount of cash generated from our businesses and our ability to do refinancings that will be sufficient to enable us to make our debt payments as they become due.

   These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements, including:

Industry-Related Risks:

   .   the cyclicality of our business and the overall demand for our products;

   . the negative effect that declines in average selling prices could have on our profitability;

   . the seasonality of our crop protection business and volatility resulting from climate conditions;

   .   competition in each of our business segments;

   .   our ability to make improvements in our technology and productivity;

Financial Risks:

   . the adverse effect our indebtedness and other commitments and guarantees could have on our liquidity, financial condition and ability to grow and compete in our markets;

   . our ability to complete the sale on satisfactory terms of debt securities, which we expect to undertake before the end of this year;

   .   a downgrade in our credit rating;

   . our commitments under the "keep-well" agreement for Astaris LLC, our 50/50 phosphorus joint venture;

   . our ability to remain compliant under our revolving credit facility as well as our ability to renegotiate the revolving credit facility on terms favorable to us;

   . the effect our guarantees of performance obligations of Technologies will have on our liquidity and capital resources;

Other Business Risks:

   .   the impact of changing exchange rates;

   . the enactment of new government regulations and other changes in the regulatory environment;

   .   operating hazards in our facilities which may disrupt our business; and

   .   environmental matters.

   We undertake no obligation to update forward-looking statements.

                              PROSPECTUS SUMMARY

   You should read this entire prospectus supplement and the accompanying prospectus carefully, including our financial statements and the other documents incorporated by reference into this prospectus supplement. Unless the context otherwise indicates, references in this prospectus supplement and the accompanying prospectus to we, us, our, the Company and FMC refer to FMC Corporation and its direct and indirect subsidiaries.

                                  The Company

   We are a diversified chemical company serving agricultural, industrial and consumer markets globally with innovative solutions, applications and quality products. We operate in three distinct business segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. Agricultural Products provides crop protection and pest control products for worldwide markets. Specialty Chemicals' products include food ingredients that are used to enhance structure, texture and taste; pharmaceutical additives for binding and disintegrant use; and lithium specialties for pharmaceutical synthesis and energy storage. Our Industrial Chemicals business manufactures a wide range of inorganic materials, including soda ash, hydrogen peroxide, phosphorus and specialty peroxygens. We employ approximately 6,000 people and have 37 manufacturing facilities in 19 countries.


   Our strategy is balanced between driving focused innovation in agricultural and specialty growth platforms within the crop protection, food, pharmaceutical and electronics markets and maintaining leading market shares through low-cost positions in high-volume industrial chemicals. Our current financial focus is on operating profit after tax and return on invested capital. We are managing capital expenditures and working capital to maximize cash flow. We have completed a strategic review of our business with a view toward concentrating our focus on areas with the greatest growth potential. In that regard, management will continue to evaluate opportunities for divestiture of non-strategic businesses, an action which we believe will also enhance liquidity. We also intend to evaluate opportunities for targeted strategic acquisitions in areas that complement our growth businesses. Management believes that completion of this offering will help us to strengthen our financial condition and enhance our financial flexibility in carrying out our strategic plan.

   The following chart shows the principal products, including their source and uses, produced by our three business segments. A brief description of each segment follows the chart.

       Segment            Product             Source                         Uses
       -------            -------             ------                         ----
Agricultural Products Insecticides     Synthetic chemical    Protection of corn, cotton, rice,
                                       intermediates         cereals, fruits, vegetables from
                                                             insects
                      Herbicides       Synthetic chemical    Protection of corn, cotton, cereals,
                                       intermediates         fruits, vegetables from weed growth

Specialty Chemicals.. Lithium          Mined lithium ore     Pharmaceuticals, batteries, polymers
                      Microcrystalline Refined wood pulp     Drug tablet binder and disintegrants,
                      cellulose                              food additive
                      Carrageenan      Refined seaweed       Food additive for thickening and
                                                             stabilizing
                      Alginates        Refined seaweed       Food additive and key ingredient in
                                                             health and wound care

Industrial Chemicals. Soda Ash         Mined trona ore       Glass, chemicals, detergents
                      Peroxygens       Processed hydrogen    Pulp, paper, textiles, electronics
                      Phosphorus       Mined phosphorus rock Detergents, food, cleaning
                                                             compounds, agriculture

  Agricultural Products

   Agricultural Products' sales are primarily insecticides and, to a lesser extent, herbicides. Key crops that utilize these products include cotton, corn, fruits, rice, cereals and vegetables. This segment has a leading global position in pyrethroids, a widely-used class of insecticide, and possesses a portfolio of commercialized herbicides with market growth opportunities. Agricultural Products differentiates itself from its competitors by its flexibility to react to worldwide market conditions, direct distribution in key markets and focused research and development.

   In an increasingly competitive market, our innovative R&D, market access programs and lower cost manufacturing initiatives has been and will continue to be essential. Agricultural Products has a focused strategy to:

   . gain near-term growth through label expansions to allow new uses of our existing insecticides and herbicides;

   . develop novel insecticide chemistry in a strategic alliance with Ishihara Sangyo Kaisha, Ltd. for use on certain pests in the Americas;

   . through a strategic alliance with Devgen Benelux NV, a Belgian biotechnology company ("Devgen"), expand a leading genomics-based research program to identify genetic sites of insects and chemistries to target them;

   . focus our sales and marketing organization in the Americas and expand market access internationally through regional alliances in Europe and Asia; and

   . shift to manufacturing crop protection chemicals through low-cost toll producers.

  Specialty Chemicals

   FMC's BioPolymer and Lithium divisions make up the Specialty Chemicals segment. FMC BioPolymer manufactures products that add structure, texture and physical stability to a wide range of beverage, dairy, meat and bakery products and that act as binders and disintegrants for dry tablet drugs. Lithium is a technology-based business in which mined lithium is refined for many end uses, including pharmaceutical synthesis and energy storage in batteries.

   Our Specialty Chemicals segment has leading or significant market positions in alginates, carrageenan, microcrystalline cellulose and lithium-based products. A significant majority of Specialty Chemicals' sales are to customers engaged in non-cyclical end markets, including the food, pharmaceutical and personal care businesses. Additional sales are to customers engaged in manufacturing energy storage devices and polymer-related products.

   The ongoing strength of Specialty Chemicals is the development of customer-focused solutions and new product concepts. Our business strategies for this segment include:

   . growing market share through strategic alliances with large food and pharmaceutical firms for developing new food categories and innovative drugs;

   . exploring complementary technologies that could further enhance the product offering of the food and pharmaceutical franchises;

   . focusing on high value-added applications for lithium specialties while continuing to exit commodity-like markets; and

   . investing in longer-term growth opportunities such as new lithium ion battery technology for next generation hand-held devices and pharmaceutical synthesis.

  Industrial Chemicals

   Our Industrial Chemicals segment comprises several products: soda ash, peroxygens (hydrogen peroxide and active oxidants) and phosphorus.

   Industrial Chemicals manufactures soda ash and related derivatives for the glass, detergents and chemicals markets. Industrial Chemicals is the world's largest producer of natural soda ash and has enjoyed strong growth outside the United States based upon the superior cost economics of naturally occurring soda ash from Green River, Wyoming as compared with synthetic soda ash produced abroad.

   Industrial Chemicals is a U.S. market leader in hydrogen peroxide and specialty peroxygens, including peracetic acid and persulfates, the latter of which we are both the largest U.S. producer and the worldwide leader. The array of end-use markets served includes pulp and paper, polymers, electronics and food.

   Industrial Chemicals is a 50% owner with Solutia Inc. of Astaris LLC ("Astaris"), a leading producer in the U.S. of phosphorus chemicals for a wide array of markets ranging from food to detergents. During late 2001, Astaris undertook significant restructuring of its supply chain to improve its cost structure by switching from a production platform based on elemental phosphorus to one based on lower-cost purified phosphoric acid.

   Our European Industrial Chemicals subsidiary, FMC Foret, S.A. ("Foret"), leverages its low production costs and strong brand name in southern Europe to provide sulfur derivatives, zeolites, peroxygens and phosphorus products to Europe, Africa and the Middle East.

   The focus of Industrial Chemicals is toward maintaining its market leadership positions while maximizing cash generation through cost reduction initiatives and prudent capital management. The segment has three key strategies:

   . focus on the development of new and innovative process and mining technologies to continue to lower unit production costs;

   . shift commercial resources towards the development of specialty niches that have few competitive alternatives and correspondingly higher margins; and

   . manage capacity effectively in order to keep utilization rates high and control fixed costs.

                               -----------------

   On December 31, 2001, we completed the spin-off of Technologies, which is engaged in machinery businesses, by distributing all shares of Technologies owned by us as a tax-free dividend to our stockholders. Our principal executive offices are located at 1735 Market Street, Philadelphia, PA 19103. Our telephone number is (215) 299-6000.

                              RECENT DEVELOPMENTS

   On May 22, 2002, we announced that we expect second quarter 2002 after-tax earnings before special items to be $0.25 to $0.30 per share lower than the current consensus estimate of $0.92 surveyed by First Call. A majority of the expected second quarter shortfall will result from the loss of a major European detergent customer within our Foret subsidiary based in Spain and from a slower-than-expected ramp-up of the purified phosphoric acid (PPA) plant at Astaris, our phosphorus chemicals joint venture with Solutia. The remainder of the quarter's expected shortfall will result from the shift of certain Agricultural Products sales to the latter half of 2002. For the second half of 2002, cost savings, resulting from the previously announced restructuring initiatives, and higher production rates at the PPA plant are expected to mitigate the ongoing impact of the second quarter shortfall in Industrial Chemicals. Agricultural Products is expected to recover most of its second quarter shortfall later in 2002 through higher second half sales and lower overhead costs.

   From May 21, 2002 to May 31, 2002, holders of $26.0 million of our 6.75% Exchangeable Senior Subordinated Debentures, outstanding in the principal amount of $28.8 million, exercised their right to exchange their debentures for shares of Meridian Gold, Inc., a Canadian company trading on the New York Stock Exchange and successor to our former subsidiary, at a price of $15.125 per share. Because we do not hold any shares of Meridian Gold, Inc., we exercised our right to pay the fair market value of the Meridian Gold stock in cash. Because the price of Meridian Gold common stock rose substantially above the exchange price of $15.125, we were required to pay an amount above the principal amount of the debentures exchanged, which amount will result in a net charge of approximately $1.9 million after tax in the second quarter of 2002. The remaining $2.8 million of debentures were redeemed on June 3, 2002 at the principal amount thereof plus accrued interest.

                                 THE OFFERING

   The following summary contains basic information about our common stock. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled "Description of the Common Stock," particularly those subsections to which we have referred you.

             Common Stock Offered...... 3,250,000 shares

             Common Stock to be
               outstanding after
               the offering............ 34,936,962 shares

             Use of Proceeds........... We expect to use the net
                                        proceeds of this offering
                                        to repay certain existing
                                        indebtedness. See "Use of
                                        Proceeds."

             New York Stock Exchange
               symbol.................. "FMC"

             Risk Factors.............. See "Risk Factors"
                                        beginning on page S-11
                                        and other information
                                        included or incorporated
                                        by reference in this
                                        prospectus supplement and
                                        the accompanying
                                        prospectus for a
                                        discussion of factors you
                                        should consider carefully
                                        before deciding to invest
                                        in shares of our common
                                        stock.

             Dividend Policy........... No cash dividends were
                                        paid in 2000 or 2001 and
                                        no cash dividends are
                                        expected to be paid in
                                        2002. See "Dividend
                                        Policy."

   The table set forth above is based on 31,686,962 shares of our common stock outstanding as of March 31, 2002. This table excludes 487,500 shares of our common stock to be sold by us if the underwriter's over-allotment is exercised in full. This table also excludes 4,314,920 shares issuable upon the exercise of options outstanding, of which 2,780,585 were currently exercisable as of March 31, 2002.

                                 RISK FACTORS

   You should carefully consider the risks described below and the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before investing in the common stock. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business.

                            Industry Related Risks

Some of our businesses are cyclical and demand by our customers for our products weakens during economic downturns.

   The businesses of a significant number of our customers, particularly our customers for industrial chemicals, are, to varying degrees, cyclical, and have historically experienced periodic downturns. Consequently, some of our businesses are also cyclical. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any continued weakness in our customers' markets and overall global economic conditions could result in a reduction in demand for our products and could adversely affect our consolidated results of operations or financial condition. As a result of the depressed economic conditions beginning in the fourth quarter of 2000 and continuing throughout 2001 and the first quarter of 2002, demand for our soda ash and hydrogen peroxide has fallen among our glass, textile and pulp and paper customers. Weak conditions in the electronics industry have suppressed demand for our hydrogen peroxide and specialty peroxygen products. Overall, weak demand for products in our Industrial Chemicals segment has adversely affected our consolidated results of operations.

   Our business is also affected by general economic conditions and other factors in Europe, South America, and most of Asia, including fluctuations in interest rates, market demand, labor costs and other factors beyond our control. The demand for our customers' products and, therefore, our products, is directly affected by these fluctuations. Our agricultural business in Asia and Brazil is particularly susceptible to these fluctuations. Although our U.S. Industrial Chemicals business is largely focused on the North American market, we sell nearly one third of our soda ash to markets outside of North America. Our Foret industrial chemicals business based in Spain is dependent on economic and political conditions in the European Community and the Middle East. We cannot assure you that events having an adverse effect on the countries and regions in which we operate will not occur or continue, whether they be increases in interest rates, unfavorable currency fluctuations or a slowdown in industrial activity generally.

Our profitability could be reduced by declines in average selling prices in the industries in which we operate, particularly weakness in the prices in our Industrial Chemicals soda ash and hydrogen peroxide businesses.

   We experience cycles of fluctuating supply and demand in each of our business segments, particularly among our Industrial Chemicals soda ash and hydrogen peroxide businesses, which results in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increased capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. Continued weak demand and industry overcapacity may make it difficult for us to improve the profitability of our soda ash business.

   Because of the cyclical nature of our businesses, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our consolidated operating results. We cannot assure you that any of the industries or businesses in which we compete will not experience adverse trends in the future, or that our consolidated operating results and financial condition will not be adversely affected by them.

Our crop protection business is seasonal and could be negatively impacted by factors affecting the agricultural industry.

   Our crop protection business is seasonal because of the planting, growing and harvesting cycles of the agricultural industry, which impact our customers' purchase patterns. The peak quarters for our sales are usually the second and third fiscal quarters and therefore interim period operating results of the crop business reflect the seasonal nature of the business and are not indicative of results expected for the full fiscal year.

   In addition, our crop protection business faces volatility as a result of a number of other factors, including weather patterns and field conditions, levels of pest pressure, current and projected grain stocks and prices, and the agricultural policies of the United States and foreign governments. These factors can negatively impact production in the agricultural industry and thereby reduce the demand for our crop protection products. The consolidated results of operations or cash flows may be adversely affected by these factors in any given period.

We face competition from other chemical companies, which could adversely affect our revenues and financial condition.

   We actively compete with companies producing the same or similar products, as well as, in some instances, with companies producing different products designed for the same uses. We encounter competition in price, delivery, service, performance, product innovation, and product recognition and quality, depending on the product involved. Within our agricultural group, most of our competitors are larger and have greater financial resources than we do. As a result, these competitors may be better able to withstand a change in conditions within the industries in which we operate and throughout the economy as a whole.

   Our competitors can be expected to continue to develop and introduce new and enhanced products, which could cause a decline in market acceptance of our products. In addition, our competitors could cause a reduction in the prices for some of our products as a result of intensified price competition. Competitive pressures can also result in the loss of major customers. For example, Foret lost a major European detergent customer in the second quarter of 2002 as a result of a change in marketing strategy by a major competitor (see "Recent Developments"). If we cannot compete successfully, our business, financial condition and consolidated results of operations could be adversely affected.

Failure to make continued improvements in our technology and productivity could hurt our competitive position.

   Many of our products could be affected by rapid technological change and new product introductions and enhancements. We believe we must continue to enhance our existing products and to develop and manufacture new products with improved capabilities in order to continue to be a market leader. We also believe that we must continue to make improvements in our productivity in order to maintain our competitive position. When we invest in new technologies, processes or production facilities, we face risks related to construction delays, cost over-runs and unanticipated technical difficulties related to start-up. Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our business and consolidated results of operations.

                                Financial Risks

We have a significant amount of indebtedness, which could adversely affect our financial condition and limit our ability to grow and compete successfully in our markets.

   We have a significant level of indebtedness. Our level of indebtedness could have important consequences for stockholders. For example, it:

   . will require us to dedicate a significant portion of our cash flow to make interest and principal payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

   . may make us less attractive to prospective or existing customers or less attractive to potential acquisition targets;

   . may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to a competitor that may be less leveraged;

   . may reduce our cash flow due to increased interest expense in times of rising interest rates; and

   . may limit our ability to borrow additional funds due to restrictive covenants.

   Any of the foregoing consequences could have a material adverse effect on our future consolidated operations.

   Our ability to pay the principal and interest on our indebtedness as it comes due will depend upon our current and future performance. Our performance is affected by general economic conditions and by financial, competitive, political, business and other factors. Many of these factors are beyond our control. We believe that the cash generated from operations as well as our commercial paper borrowings, accounts receivable securitization, borrowings under bank credit facilities, and if necessary, the issuance of additional long term debt or equity, will be sufficient to enable us to make our debt payments as they become due. We actively evaluate opportunities to refinance our existing obligations when financing is available on attractive terms. If, however, we do not generate sufficient cash or complete such financings or equity offerings on a timely basis, we may be required to seek additional financing or sell equity on terms which may not be as favorable. No assurance can be given that any refinancing, additional borrowing or sale of equity will be possible when needed or that we will be able to negotiate acceptable terms. In addition, our access to capital is affected by prevailing conditions in the financial and equity capital markets, as well as our own financial condition.

Our ability to complete, on terms satisfactory to us, an offering of debt securities may be adversely affected by rating downgrades.

   We expect to issue debt securities before the end of this year to refinance a portion of our debt. Our ability to complete an offering on terms favorable to us will depend upon the status of our credit rating following the completion of this offering. The current rating of our senior unsecured long-term indebtedness is BBB- by Standard & Poor's Ratings Group (S&P) and Baa3 by Moody's Investor Service, Inc (Moody's). Either S&P or Moody's or both may downgrade our credit rating at any time, which would make it more difficult to complete the offering of debt securities on satisfactory terms and would generally result in increased future borrowing costs and adversely affect our access to capital.

Our commitments under a "keep-well" agreement in favor of lenders to our Astaris joint venture could have an adverse effect on our liquidity and financial condition.

   In connection with the financing of Astaris, our 50/50 phosphorus joint venture with Solutia, we have promised to Astaris' lenders that we will contribute cash to make up for any shortfall in Astaris' earnings (before interest, taxes, depreciation and amortization) below agreed targets. We contributed $31.3 million to Astaris in 2001 under these "keep-well" arrangements and expect to contribute a similar amount to Astaris in 2002. Although such contributions increase our investment in Astaris, our rights to recover on these investments are subordinated to the rights of Astaris' creditors, whose interests are secured by a pledge of Astaris' assets. Consequently, in the event of financial difficulties affecting Astaris, no assurance can be given that we will recover our "keep-well" contributions in a timely fashion, or at all. Furthermore, in the event that Solutia fails to meet its commitments under its identical "keep-well" arrangement with Astaris' lenders, we could face a situation in which it would be in our interest to make additional contributions to Astaris beyond our contractual commitment. The decision to make such additional contributions would increase our risks associated with the joint venture and could have an adverse effect on our liquidity and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

If we are unable to comply with the covenants under our revolving credit facility, our future operating performance will be affected.

   Our unsecured revolving credit facility contains restrictive covenants that limit our ability to, among other things:

   .   borrow money and guarantee the debts of others;

   .   use assets as security in other transactions;

   .   enter into new lines of business; and

   .   sell assets or merge with or into other companies.

   In addition, the credit facility requires us to meet financial ratios and tests, including maximum leverage, minimum net worth and interest coverage levels. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs and could otherwise restrict corporate activities.

   Our ability to comply with the covenants and other terms of the credit facility will depend on our future operating performance. If we fail to comply with such covenants and terms, we will be in default and the maturity of related debt could be accelerated and become immediately due and payable. As of June 5, 2002, we had $116.0 million outstanding under this credit facility. We may be required to obtain waivers from our lenders in order to maintain compliance under our credit facility, including waivers with respect to our compliance with certain financial covenants. If we are unable to obtain any necessary waivers and the debt under this credit facility is accelerated, it would have a material adverse effect on our financial condition.

Failure to renegotiate our revolving credit facility on favorable terms could hamper our ability to fund daily cash needs.

   We currently rely on our revolving credit facility to fund a portion of our daily cash needs. This credit facility will expire on December 5, 2002. Failure to successfully renegotiate this credit facility will significantly restrict our ability to fund our daily cash needs.

We continue to be liable for certain obligations of Technologies, which could put a burden on our limited capital resources and adversely affect our liquidity and financial condition.

   Prior to the spin-off of Technologies on December 31, 2001, we were directly liable for or guaranteed certain debt and contractual obligations of subsidiaries which now are part of Technologies. As part of the spin-off, Technologies agreed to use reasonable efforts to obtain releases in our favor. As of March 31, 2002, $159.2 million in face amount of obligations remained outstanding. Technologies has agreed to indemnify us against any obligations for which Technologies cannot obtain a release in our favor. Although we are protected by a contractual indemnity from Technologies, we cannot assure you that use of our borrowing capacity to meet such obligations may not in the future have an adverse effect on our liquidity and financial condition.

                             Other Business Risks

We are an international company and therefore face exchange rate and other risks.

   A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains and losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses, which could be material. Due to the weakness of the euro in the period from 1999 through 2001, our business results have been adversely affected by unfavorable dollar translation of earnings of our Foret subsidiary in Europe. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. We take actions to manage our foreign currency exposure such as entering into hedging transactions, where available, but we cannot assure you that our strategies will adequately protect our consolidated operating results from the effects of exchange rate fluctuations.

   We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Our lithium business has operations in Argentina which may be adversely affected by the banking and currency crises in that country and action taken by governmental authorities to respond to such crises. Actions of this nature, if they occur or continue for significant periods, could adversely affect our earnings or cash flow.

Our businesses are subject to substantial government regulation, which prohibit or restrict the sale of some of our products or increase our operating expenses in order to comply with those regulations.

   All of our businesses face extensive government regulation in the United States and abroad. In our Agricultural Products segment, all of our insecticides and herbicides sold or distributed in the United States must first be registered with the U.S. Environmental Protection Agency under the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA). Several products of our Industrial Chemicals segment are also registered under FIFRA. The registration process under FIFRA requires us to demonstrate that our product will not cause unreasonable adverse effects on the environment or human health. Many of the products of our Specialty Chemicals segment are used as ingredients in pharmaceutical and food products. Several products of our Industrial Chemicals segment are also sold for use in food processing and pharmaceutical applications. Consequently, a number of our manufacturing operations are subject to regulation by the U.S. Food and Drug Administration under rules governing "good manufacturing practices" for materials to be used as ingredients in food and pharmaceuticals and incorporated in the design of medical devices.

   We currently sell soda ash outside of North America and Europe through American Natural Soda Ash Corporation (ANSAC), a foreign sales association organized under the Webb-Pomerene Act. While we do not believe any U.S. government action affecting the status of ANSAC is likely, net prices for soda ash in international markets may weaken if the U.S. or other governments change their policies so as to limit the effectiveness of North American soda ash producers joining together to sell soda ash using a foreign sales association.

Our facilities are subject to operating hazards, which may increase our liabilities or disrupt our business.

   We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unscheduled downtime and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of our products involve the manufacture and/or handling of a variety of reactive, explosive and flammable materials. Use of these products by our customers could also result in liability if an explosion, fire, spill or other accident were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or consolidated results of operations.

Environmental matters could have a substantial negative impact on our business.

   We are subject to extensive federal, state, local and foreign environmental, safety and health laws and regulations concerning, among other things, emissions to the air, discharges to land and water and the generation, handling, treatment and disposal of hazardous waste and other materials. Our operations entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. We cannot assure you that we have been or will be at all times in compliance with all of these requirements.

   In addition, these requirements, and enforcement of these requirements, may become more stringent in the future. Although we cannot predict the ultimate cost of compliance with any such requirements, the costs could be material. Non-compliance could subject us to material liabilities, such as government fines, third-party lawsuits or the suspension of non-compliant operations. We may also be required to make significant site or operational modifications at substantial cost. Future developments could also restrict or eliminate the use of or require us to make modifications to our products, which could have a significant negative impact on our consolidated results of operations and consolidated cash flows.

   At any given time, we are involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury. We cannot assure you that the resolution of these environmental matters will not have a material adverse effect on our consolidated results of operations or consolidated cash flows.

   The ultimate costs and timing of environmental liabilities are difficult to predict. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party claims, as a result of past or future violations of, or liabilities under, environmental laws.

   We have obligations under environmental consent decrees relating to Astaris' former Pocatello, Idaho phosphorus facility and our former fiber manufacturing facility in Front Royal, Virginia that will require us to make significant cash expenditures over a number of years. Although we believe that we have accurately estimated future spending and have made adequate reserves for such expenditures and for other environmental liabilities related to these and other sites, we cannot assure you that such expenditures or liabilities will not exceed our current estimates and have an adverse affect on our consolidated results of operations and consolidated cash flows.

                         Risks Related to the Offering

Our stock price has been, and may continue to be, volatile, which could result in losses for investors purchasing shares in this offering. Investors may not be able to resell their shares at or above the offering price.

   The trading price of our common stock has been, and may continue to be, volatile. The stock market in general and the market for companies with significant sales to clients in cyclical industries, such as chemicals, have experienced volatility. Many factors contribute to this volatility, including, but not limited to:

   .   variations in our results of operations;

   .   perceptions about market conditions in the industries we serve; and

   .   general market conditions.

   This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market could experience extreme price and volume fluctuations unrelated to our operating performance. Such volatility makes it difficult to ascribe a stable valuation to a stockholder's holdings of our common stock.

Anti-takeover provisions in our charter may deter a third party from acquiring us, limiting our stockholders' ability to profit from such a transaction.

   Our certificate of incorporation includes provisions that may delay, deter or prevent a takeover attempt that stockholders might consider desirable. For example, our certificate of incorporation provides that our directors are to be divided into three classes and elected to serve staggered three-year terms. This structure could impede or discourage an attempt to obtain control of us by preventing stockholders from replacing our entire board in a single proxy contest, making it more difficult for a third party to take control of us without the consent of our board of directors. In addition, our certificate of incorporation provides that significant asset sales, dispositions of stock, liquidations, mergers and certain other business combinations involving us and persons beneficially owning 10% or more of the voting power of the outstanding shares of common stock must be approved by the holders of at least 80% of the voting power of our outstanding voting stock. Our certificate of incorporation further provides that our stockholders may not take any action in writing without a meeting. This prohibition could impede or discourage an attempt to obtain control of us by requiring that any actions required to be taken by stockholders be taken at properly called stockholder meetings.

   We also have adopted a stockholder rights plan that will dilute the stock ownership of an acquirer of our common stock upon the occurrence of certain events. The provisions in our certificate of incorporation and our stockholder rights plan may have the effect of deterring hostile takeovers, including transactions in which stockholders might otherwise profit.

                                USE OF PROCEEDS

   We estimate that the net proceeds of this offering will be approximately $101.3 million, after deducting the underwriting discount and estimated offering expenses. We expect to use the aggregate net proceeds of this offering to repay outstanding borrowings under our revolving credit facility, which had an outstanding balance of $116.0 million on June 5, 2002. Amounts so repaid may be reborrowed. Our revolving credit facility matures on December 5, 2002. As of June 5, 2002, the weighted average interest rate as of that date was 3.7% per year.

                         MARKET PRICE OF COMMON STOCK

   Our common stock is listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange under the symbol "FMC." The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on The New York Stock Exchange. Prices prior to 2002 do not reflect the effect of the spin-off of Technologies that became effective on December 31, 2002. Effective December 31, 2001, we spun-off Technologies. As a result, prices of our common stock during periods prior to December 31, 2001 may not be comparable with prices subsequent periods.

                                                                   High   Low
                                                                  ------ ------

2000
  First Quarter.................................................. $59.63 $46.69
  Second Quarter.................................................  66.00  56.56
  Third Quarter..................................................  71.38  58.34
  Fourth Quarter.................................................  76.44  65.75

2001
  First Quarter.................................................. $83.64 $68.56
  Second Quarter.................................................  78.85  67.91
  Third Quarter..................................................  69.90  47.00
  Fourth Quarter.................................................  59.74  46.93

2002
  First Quarter.................................................. $41.92 $31.38
  Second Quarter (through June 5, 2002)..........................  41.27  33.47

   The closing sale price per share of common stock on the New York Stock Exchange on June 5, 2002 was $33.47. There are approximately 7,829 holders of record of our common stock.

                                DIVIDEND POLICY

   No cash dividends were paid in 2000 or 2001 and no cash dividends are expected to be paid in 2002. In general, the payment of cash dividends is subject to the discretion of the board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial condition, our capital requirements and other factors deemed relevant.

                                CAPITALIZATION

   The following table sets forth our cash and cash equivalents, total short-term debt and total long-term debt and stockholders' equity as of March 31, 2002 on an actual basis and as adjusted to give effect to receipt of net proceeds from the sale of 3,250,000 shares of common stock, less the underwriting discounts and estimated offering expenses and the application of the net proceeds of the offering. The information set forth below should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

                                                            March 31, 2002
                                                         -------------------
                                                          Actual  As Adjusted
                                                         -------  -----------
                                                           ($ in millions)
   Cash and cash equivalents............................ $  14.2    $  14.2
                                                         =======    =======
   Short-term debt:
       Revolving credit facility(1)..................... $ 174.0    $  72.7
       Current portion of long-term debt................   125.3      125.3
       6.75% Exchangeable senior subordinated
         debentures due 2005(2).........................    28.8       28.8
       Other short-term debt............................   111.4      111.4
                                                         -------    -------
           Total short-term debt........................ $ 439.5    $ 338.2
                                                         =======    =======
   Long-term debt:
       6.375% Debentures due 2003....................... $ 160.3    $ 160.3
       7.75% Debentures due 2011........................    45.2       45.2
       Medium-term notes, 6.38% to 7.32% due
         2002 to 2008...................................   197.4      197.4
       Pollution control and industrial revenue
         bonds, 3.2% to 7.1% due 2002 through
         2032...........................................   220.2      220.2
                                                         -------    -------
           Total long-term debt.........................   623.1      623.1
   Stockholders' equity
       Preferred stock, no par value,
         authorized 5,000,000 shares; no shares
         issued.........................................      --         --
       Common stock, $0.10 par value,
         authorized 130,000,000 shares; issued
         39,620,053 shares, actual, 42,870,053
         shares, as adjusted............................     4.0        4.3
       Capital in excess of par value of common
         stock..........................................   228.9      329.9
       Retained earnings................................   700.8      700.8
       Accumulated other comprehensive loss.............  (200.1)    (200.1)
       Treasury stock, common, at cost;
         7,933,091 shares...............................  (508.1)    (508.1)
                                                         -------    -------
           Stockholders' equity.........................   225.5      326.8
                                                         -------    -------
              Total long-term debt and
                stockholders' equity.................... $ 848.6    $ 949.9
                                                         =======    =======

--------
(1) As of June 5, 2002, $116.0 was outstanding under our revolving credit facility.
(2) See "Recent Developments" on page S-9.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data presented under the captions "Income Statement Data," "Balance Sheet Data" and "Segment Data" for, and as of the end of, each of the years in the five-year period ended December 31, 2001, are derived from our consolidated financial statements which have been audited by KPMG LLP, independent auditors. The consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, and the report thereon, are incorporated by reference in this prospectus supplement. The selected unaudited consolidated financial data presented below for the three months ended March 31, 2001 and 2002 are derived from our unaudited condensed consolidated financial statements for the quarter ended March 31, 2002, to which KPMG LLP has reported it has applied limited procedures in accordance with professional standards for a review of such information. The unaudited condensed consolidated financial statements as of March 31, 2002 and the three months ended March 31, 2002 and 2001 and the review report thereon are incorporated by reference in this prospectus supplement.

   The selected consolidated financial data should be read in conjunction with the consolidated financial statements for the year ended December 31, 2001, the related notes, and the independent auditor's report, which refers to a change in the method of accounting for derivative instruments and hedging activities, incorporated by reference in this prospectus supplement.

                                                             Three Months
                                                            Ended March 31
                                                            (unaudited)(2)              Years Ended December 31
                                                            -------------  ------------------------------------------------
                                                             2002   2001     2001      2000      1999      1998      1997
                                                            ------ ------  --------  --------  --------  --------  --------
                                                                        (In millions, except per share amounts)
Income Statement Data: (1)
Revenue.................................................... $434.2 $447.2  $1,943.0  $2,050.3  $2,320.5  $2,356.9  $2,227.4
Costs and expenses:
  Cost of sales and services...............................  322.8  326.3   1,408.7   1,450.9   1,691.6   1,738.7   1,585.7
  Selling, general and administrative expenses.............   57.9   61.7     243.3     231.3     273.0     274.9     301.2
  Research and development expenses........................   20.6   23.6      99.8      97.8     100.6     107.0     127.3
  Gains on divestitures of businesses......................     --     --        --        --     (55.5)       --        --
  Asset impairments........................................     --     --     323.1      10.1      23.1        --     197.0
  Restructuring and other charges..........................    7.0    1.0     280.4      35.2      11.1        --      13.0
                                                            ------ ------  --------  --------  --------  --------  --------
  Total costs and expenses.................................  408.3  412.6   2,355.3   1,825.3   2,043.9   2,120.6   2,224.2
                                                            ------ ------  --------  --------  --------  --------  --------
Income (loss) from continuing operations before minority
 interests, interest income and expense, income taxes and
 cumulative effect of change in accounting principle.......   25.9   34.6    (412.3)    225.0     276.6     236.3       3.2
Minority interests.........................................    0.5    0.4       2.3       4.6       5.1       6.2       8.9
Interest expense, net......................................   15.4   14.4      58.3      61.8      76.4      75.3      71.6
                                                            ------ ------  --------  --------  --------  --------  --------
Income (loss) from continuing operations before income
 taxes and cumulative effect of change in accounting
 principle.................................................   10.0   19.8    (472.9)    158.6     195.1     154.8     (77.3)
Provision (benefit) for income taxes.......................    1.0    5.4    (166.6)     33.0      36.4      37.7     (42.9)
                                                            ------ ------  --------  --------  --------  --------  --------
Income (loss) from continuing operations before
 cumulative effect of change in accounting principle.......    9.0   14.4    (306.3)    125.6     158.7     117.1     (34.4)
Discontinued operations, net of income taxes...............     --  (40.0)    (30.5)    (15.0)     53.9      25.5     201.3
Cumulative effect of change in accounting principle, net of
 income taxes..............................................     --   (0.9)     (0.9)       --        --     (36.1)     (4.5)
                                                            ------ ------  --------  --------  --------  --------  --------
Net income (loss).......................................... $  9.0 $(26.5) $ (337.7) $  110.6  $  212.6  $  106.5  $  162.4
                                                            ====== ======  ========  ========  ========  ========  ========

Basic earnings (loss) per common share:
  Continuing operations.................................... $ 0.29 $ 0.47  $  (9.85) $   4.13  $   5.04  $   3.44  $  (0.94)
  Discontinued operations..................................     --  (1.30)    (0.98)    (0.49)     1.71      0.75      5.47
  Cumulative effect of changes in accounting principle.....     --  (0.03)    (0.03)       --        --     (1.06)    (0.12)
                                                            ------ ------  --------  --------  --------  --------  --------
                                                            $ 0.29 $(0.86) $ (10.86) $   3.64  $   6.75  $   3.13  $   4.41
                                                            ====== ======  ========  ========  ========  ========  ========

                                                           Three Months
                                                          Ended March 31
                                                          (unaudited) (2)               Years Ended December 31
                                                         ----------------  ------------------------------------------------
                                                           2002     2001     2001      2000      1999      1998      1997
                                                         --------  ------  --------  --------  --------  --------  --------
                                                                       (In millions, except per share amounts)

Diluted earnings (loss) per common share:
  Continuing operations................................. $   0.28  $ 0.47  $  (9.85) $   3.97  $   4.90  $   3.35  $  (0.94)
  Discontinued operations...............................       --   (1.30)    (0.98)    (0.47)     1.67      0.73      5.47
  Cumulative effect of changes in accounting principle..       --   (0.03)    (0.03)       --        --     (1.03)    (0.12)
                                                         --------  ------  --------  --------  --------  --------  --------
                                                         $   0.28  $(0.86) $ (10.86) $   3.50  $   6.57  $   3.05  $   4.41
                                                         ========  ======  ========  ========  ========  ========  ========

Balance Sheet Data: (3)
Total assets............................................ $2,432.5          $2,477.2
Total debt..............................................  1,062.6             923.5
Stockholders' equity....................................    225.5             218.8

Segment Data:
Revenue:
  Agricultural Products................................. $  131.1  $134.6  $  653.1  $  664.7  $  632.4  $  647.8  $  637.6
  Specialty Products....................................    115.8   116.3     472.0     488.8     564.5     598.2     604.8
  Industrial Products...................................    189.8   198.6     822.0     905.6   1,141.3   1,138.4   1,012.0
  Eliminations..........................................     (2.5)   (2.3)     (4.1)     (8.8)    (17.7)    (27.5)    (27.0)
                                                         --------  ------  --------  --------  --------  --------  --------
  Total................................................. $  434.2  $447.2  $1,943.0  $2,050.3  $2,320.5  $2,356.9  $2,227.4
                                                         ========  ======  ========  ========  ========  ========  ========

Segment Operating Profit:
  Agricultural Products................................. $    6.3  $ 13.8  $   72.8  $   87.8  $   64.3  $   76.3  $   35.1
  Specialty Products....................................     18.2    20.0      87.5      92.4      73.5      77.9      77.2
  Industrial Products...................................     23.1    14.4      72.6     114.5     144.4     117.5     135.7
                                                         --------  ------  --------  --------  --------  --------  --------
  Total................................................. $   47.6  $ 48.2  $  232.9  $  294.7  $  282.2  $  271.7  $  248.0
                                                         ========  ======  ========  ========  ========  ========  ========

Other Data: (1)
After-tax income from continuing operations excluding
 special income and expense items, and before cumulative
 effect of change in accounting principle (4)........... $   13.2  $ 16.4  $   99.6  $  153.5  $  132.0  $  117.1  $   93.7
EBITDA (5)..............................................     59.1    67.2     322.8     400.1     439.3     385.2     389.3
Capital expenditures....................................     19.8    38.6     145.6     197.3     195.4     207.0     250.4
Depreciation and amortization (6).......................     26.2    31.6     131.6     129.8     128.5     148.9     176.1

--------
(1) In 2001 we spun off a significant portion of our business into Technologies. "Income Statement Data" and "Other Data" for the five years ending December 31, 2001 and for the three months ending March 31, 2001 have been reclassified to reflect Technologies as a discontinued operation.
(2) The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operation for these periods. Results for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.
(3) Balance sheet data is not presented for periods prior to December 31, 2001 because these balance sheets would not be comparable due to the spin-off of Technologies that became effective on December 31, 2001.
(4) Income from continuing operations excluding special income and expense items is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation from, or as a substitute for, income from continuing operations or net income determined in accordance with accounting principles generally accepted in the United States, nor as the sole measure of our profitability. Special income and expense items include asset impairments, restructuring and other costs and gains on the divestiture of businesses.
(5) EBITDA consists of income (loss) from continuing operations before special income and expense items, minority interest, interest expense, net, income taxes and cumulative effect of change in accounting principle plus depreciation and amortization expense. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as an indicator of operating performance or any other measure of performance derived in accordance with accounting principles generally accepted in the United States.
(6) The three months ended March 31, 2002 reflect the effect of the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets." See "New Accounting Standards Adopted" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Reorganization of our Company

   We implemented our plan to split FMC into separate chemical and machinery companies in 2001 through a two-step process. The first step included an initial public offering ("IPO") of 17% of Technologies, which took place in the second quarter of 2001. Technologies consists of our former Energy Systems and Food and Transportation Systems business segments. Subsequent to the IPO, Technologies made payments of $480.1 million to us in exchange for the net assets distributed to Technologies on June 1, 2001, which we used to retire short-term and long-term debt. The second step, the distribution of our remaining 83% ownership in Technologies (the "spin-off ") occurred on December 31, 2001. Total net assets distributed on December 31, 2001 were $509.5 million.

   We believe that the spin-off of Technologies will allow us to focus our efforts in the chemical industry through improved customer orientation, increased innovation and overall growth. In an effort to align our business with our future growth plans, we took various strategic measures, including the restructuring of businesses, reduction of staff, plant shutdowns and the writedown of certain underperforming assets. We believe these steps will increase our financial flexibility as market conditions change.

Risk and our Significant Accounting Policies

   As would be expected, these changes in our company have altered our overall risk environment as described below and as elsewhere in this prospectus supplement.

   In addition to risk factors, we have also identified and reviewed our significant accounting policies, all of which are described in Note 1 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement, while noting that the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that require judgment. These estimates and assumptions can significantly affect the reported amounts of assets, liabilities, revenues and expenses at the date of our financial statements and for the reporting periods shown. Our disclosures of contingent assets and liabilities at the date of our financial statements are similarly affected by estimates and assumptions.

   Some of these accounting estimates and assumptions are particularly sensitive because of their significance to our consolidated financial statements and because of the possibility that future events affecting them may differ markedly from what had been assumed when the financial statements were prepared.

   For example, we provide for environmental-related obligations when they are believed to be probable and amounts can be reasonably estimated. Also, we review the recoverability of the net book values of our investments in affiliates and our fixed and intangible assets whenever events or circumstances suggest that the net book value of these assets may not be recoverable. When this is the case, we record an impairment loss. We also continually assess the return on our business segments, which sometimes results in a plan to restructure the operations of a business. When such a plan is final, we record an accrual for severance and other contractual commitments and obligations. Finally, our reserves for discontinued operations consist of obligations for discontinued operations, for environmental remediation and study obligations from some of our former chemical plant sites, and product liabilities and other potential claims, including those related to retiree medical and life insurance benefits. (See a further discussion on all of the policies in Notes 1, 3, 6, 7, 11, 12 and 13 to our 2001 consolidated financial statements and Notes 1, 6, 9 and 14 to our unaudited consolidated financial statements for the three months ended March 31, 2002, each of which is incorporated by reference in this prospectus supplement.)

Results of Operations

   All results discussed in this analysis address the continuing operations of our chemical businesses. Technologies' results have been reclassified to discontinued operations within our consolidated statements of income and consolidated statements of cash flows for the three months ended March 31, 2001 and the periods ended December 31, 2001, 2000 and 1999. Accordingly, the results of the Energy Systems and Food and Transportation Systems business segments will not be included in the results of operations discussion and analysis.

  March 31, 2002 compared to March 31, 2001

   Income from continuing operations before cumulative effect of a change in accounting principle for the quarter ended March 31, 2002 was $9.0 million compared to $14.4 million in the prior year's quarter. Income from continuing operations before cumulative effect of a change in accounting principle excluding special items for the quarter was $13.2 million, or $0.41 per share, compared to $16.4 million, or $0.51 per share, in the prior year's quarter. This decline can be attributed to the lack of the $10.0 million sulfentrazone-related payment from E.I. du Pont de Nemours and Company ("DuPont") in 2001 (see "Segment Results--2002 compared to 2001--Agricultural Products" for further details) and weaker industrial markets compared to the prior year somewhat offset by cost reduction programs throughout our company, especially within our Agricultural Products and Industrial Chemicals segments. Restructuring and other charges totaled $7.0 million for the first quarter of 2002 compared to $1.0 million in the prior year's quarter.

   The following table displays the results for the quarters ended March 31, 2002 and 2001 through a reconciliation between as reported income from continuing operations before cumulative effect of change in accounting principle and income from continuing operations before cumulative effect of change in accounting principle, excluding special items:

                                                                Quarters Ended
                                                                 March 31,
                                                                --------------
                                                                 2002    2001
                                                                -----    -----
                                                                ($ in millions)
   Income from continuing operations before cumulative effect
     of change in accounting principle--as reported............ $ 9.0    $14.4
   Restructuring and other charges.............................   7.0      1.0
   Tax effect of restructuring and other charges...............  (2.8)     1.0
                                                                -----    -----
   Income from continuing operations before cumulative effect
     of change in accounting principle, excluding special items $13.2    $16.4
                                                                =====    =====

   Revenue. First quarter 2002 revenue decreased $13.0 million, or 3.0%, to $434.2 million, as compared to $447.2 million in the prior year's quarter. Lower revenue in 2002 when compared with

2001 was principally attributable to weaker demand in our Industrial Chemicals segment and a decrease in sulfentrazone revenue in the North American soybean market within our Agricultural Products segment.

   Income from continuing operations in the first quarter of 2002 was $9.0 million compared to $14.4 million in the first quarter of 2001. The majority of this decrease can be attributed to higher restructuring and other charges in 2002 accompanied by the lack of $10.0 million sulfentrazone-related profit protection payment from DuPont, which were somewhat offset by the results of cost reduction programs throughout our business segments (see "Segment Results--March 31, 2002 Compared to March 31, 2001--Agricultural Products" for more details).

   Restructuring and other charges in the first quarter of 2002 totaled $7.0 million compared to $1.0 million in the prior year's quarter. Of these charges, $2.4 million related to severance and other costs of idling our Agricultural Products' sulfentrazone plant. In the Industrial Chemicals segment, the mothballing of the Granger caustic facility in Green River and other restructuring activities resulted in $3.4 million of severance and other costs. The remaining charges related to reorganization costs of $1.2 million related to the spin-off and distribution of Technologies stock. The restructuring charges in the first quarter of 2001 related to corporate reorganization costs and several minor restructuring activities within our Industrial Chemicals segment.

   Corporate expenses (excluding restructuring and other charges) in the first quarter of 2002 were $10.0 million compared to $9.4 million in the first quarter of 2001. This increase reflects the continuance of certain transition service costs associated with the spin-off of Technologies. We do not expect these incremental transition costs to continue beyond the second quarter of 2002.

   Other income and expense, net for the first quarter of 2002 was $3.5 million compared to $2.0 million for the period ended March 31, 2001.

   Net interest expense for the first quarter of 2002 was $15.4 million compared to $14.4 million in the prior year's quarter.

   Provision for income taxes was $1.0 million in the first quarter of 2002 compared to $5.4 million in the prior year's quarter resulting in effective tax rates of 10.0% and 27.2%, respectively. The 2002 rate results largely from the effect of restructuring charges. Our provision for income taxes on income from continuing operations before restructuring and other charges was $3.8 million for the current quarter and $4.4 million in the prior year's quarter. We expect our effective tax rate excluding special charges to be approximately 22.1% on a full year basis in 2002.

   Discontinued operations. We recorded a loss from discontinued operations of $40.0 million in the first quarter of 2001 related to the spin-off of Technologies. Included in this amount are losses of our spun-off Technologies business, including interest expense of $6.9 million, which was allocated to discontinued operations in accordance with Accounting Principles Board Statement No. 30 and later relevant accounting guidance, and additional income tax provision of $28.8 million related to the reorganization of our worldwide entities in anticipation of the separation of Technologies from FMC.

   Net Income (loss). We recorded net income of $9.0 million for the first quarter of 2002 compared to a net loss of $26.5 million in the first quarter of 2001. This variance reflects the impact of several one-time tax charges discussed above under discontinued operations.

   Average shares outstanding used in the quarter's diluted earnings (loss) per common share calculations were 32.4 million in 2002 compared with 30.8 million in the prior year's quarter. Additional weighted average shares of 1.4 million, assuming conversion of stock awards, for the quarter ended March 31, 2001 were not included in the computation of diluted earnings per share as their effect would be antidilutive.

  Segment Results--March 31, 2002 compared to March 31, 2001

   Segment operating profit is presented before taxes and restructuring and other charges. Information about how each of these items relates to our businesses at the segment level is discussed below, in Note 15 of our unaudited consolidated financial statements for the three months ended March 31, 2002 and
Note 20 of our 2001 consolidated financial statements, both of which are incorporated by reference in this prospectus supplement.

  Agricultural Products

   Agricultural Products' revenue for the quarter ended March 31, 2002 was $131.1 million, down from $134.6 million in last year's quarter due to lower sulfentrazone revenue in the soybean market and decreased demand in Eastern Europe and East Africa which was somewhat offset by an increase in specialty markets demand.

   Earnings for the 2002 first quarter were $6.3 million down from $13.8 million in the first quarter of 2001. Contributing to this decline was the lack of a $10.0 million profit protection payment from DuPont, which we received in the first quarter of 2001 as compensation for DuPont's decision to cease sulfentrazone purchases (see "Segment Results--2001 compared to 2000--Agricultural Products"). Increases in our profitability due to changes in our Fury product revenue mix as well as lower selling, administrative and research expenses partially offset the lack of a protection payment from DuPont in 2002.

   We continue our efforts to reduce costs and improve overall segment profitability as seen in our shift in focus from sulfentrazone revenue for soybeans to higher value crops such as tobacco, sugar cane and sun flowers, although we plan to continue to market sulfentrazone on soybeans in partnership with third-party chemistries. We continued to reduce our selling, general and research expenses successfully implementing the majority of our fourth quarter 2001 restructuring efforts. We engaged in additional restructuring activities in the first quarter of 2002 (see Note 6 to our unaudited consolidated financial statements for the three months ended March 31, 2002 incorporated by reference in this prospectus supplement) and began idling our Baltimore sulfentrazone plant at the end of April 2002. We believe these efforts will allow our Agricultural Products segment to refocus on insecticides while realigning our herbicide portfolio towards higher value crops. We expect total restructuring activities within Agricultural Products in 2001 and the first quarter of 2002 to result in approximately $20.0 million of annual savings of which approximately $15.0 million will be realized this year.

  Specialty Chemicals

   Specialty Chemicals' revenue for the three months ended March 31, 2002 were $115.8 million, down slightly from $116.3 million in the prior year period. Revenue reflected increased microcrystalline cellulose revenue resulting from our new European distribution strategy offset by weaker carrageenan and alginate revenue in the industrial and specialty markets and weaker lithium demand in Japan when compared to the first quarter of 2001.

   Earnings of $18.2 million in the first quarter of 2002 were down from $20.0 in the prior year's quarter due to decreased pricing in certain specialty and industrial markets, increased inventory and production variances and decreased prices due to competition in the Japanese energy storage markets in the second quarter of 2001.

  Industrial Chemicals

   Industrial Chemicals' first quarter 2002 revenue of $189.8 million was lower than last year's revenue by $8.8 million largely reflecting the impact of lower caustic prices on soda ash volumes and decreased volumes and prices in hydrogen peroxide. Also contributing to the change in segment revenue were lower selling prices at FMC Foret somewhat offset by increased volumes.

   Earnings for the first quarter of 2002 improved to $23.1 million from $14.4 million in the prior year's quarter. Highlighting our earnings increase were higher earnings of Astaris resulting from lower consent decree spending and lower raw material costs. However, we continue to address start-up issues at our new purified phosphoric acid plant near Soda Springs, Idaho.

   First quarter 2002 revenue in our alkali operations remained relatively flat from the 2001 quarter with lower alkali volumes resulting from lower caustic prices being offset by higher foreign and domestic prices for soda ash. Earnings increased compared to the first quarter of 2001 as a result of lower natural gas prices and our continued effort to reduce costs.

   Peroxygen (hydrogen peroxide and active oxidants) revenue and earnings were down for the quarter compared to the prior year's quarter. Lower volumes and lower prices in our pulp and paper markets and printed circuit board markets, due to market contraction and Asian competition were somewhat offset by increased revenue in several other markets.

   FMC Foret saw a decrease in revenue in the first quarter of 2002 when compared to 2001 due to the devaluation of the euro compared to the prior year period and lower prices in phosphates and hydrogen peroxide being offset somewhat by volume increases in zeolites, percarbonates and perborates. Earnings for the quarter were relatively flat.

   The current manufacturing slowdown continues to significantly impact those markets served by our Industrial Chemicals segment and has led to continued efforts to aggressively reduce costs and to refocus our strategies within the segment. For example, a decline in caustic soda pricing due to a supply surplus has resulted in our decision to mothball our Granger caustic soda facility in Green River, Wyoming. This has resulted in restructuring charges of $2.3 million in the first quarter of 2002, which we believe will provide approximately $7.0 million of annual savings beginning in the second half of 2002. During the quarter, we also sold our sodium cyanide operations.

  1999 Through 2001

   Our loss from continuing operations for the year ended December 31, 2001 was $306.3 million compared to income of $125.6 million and $158.7 million in 2000 and 1999, respectively. Income from continuing operations before cumulative effect of change in accounting principle, excluding special items defined below for the year ended December 31, 2001, was $99.6 million compared to $153.5 million and $132.0 million in 2000 and 1999, respectively. Special items in 2001 consisted of asset impairments and restructuring and other charges totaling $603.5 million ($405.9 million after tax). Special items in 2000 consisted of asset impairments and restructuring and other charges totaling $45.3 million ($27.9 million after tax). Special items in 1999 consisted of asset impairments, restructuring and other charges and gains on divestitures of businesses totaling a gain of $21.3 million ($26.7 million after tax).

   The following table displays the results for the years 2001, 2000 and 1999 through a reconciliation between as-reported income (loss) from continuing operations before cumulative effect of change in accounting principle and income from continuing operations before cumulative effect of change in accounting principle, excluding special items.

                                                                           Years Ended December 31
                                                                           -----------------------
                                                                             2001    2000    1999
                                                                           -------  ------  ------
                                                                                (In millions)
Income (loss) from continuing operations before cumulative effect of change in accounting principle--as reported............................. $(306.3) $125.6  $158.7
Asset impairments.........................................................   323.1    10.1    23.1
Restructuring and other charges...........................................   280.4    35.2    11.1
Gains on divestitures of businesses.......................................      --      --   (55.5)
Tax effect of asset impairments, restructuring and other charges and gains
  on divestitures of businesses...........................................  (197.6)  (17.4)   (5.4)
                                                                           -------  ------  ------
Income from continuing operations before cumulative effect of change in accounting principle, excluding special items........................... $  99.6  $153.5  $132.0
                                                                           =======  ======  ======

  2001 Compared to 2000

   In the following discussion, "year" refers to the year ending December 31, 2001 and "prior year" refers to the year ending December 31, 2000. All comparisons are between these periods unless otherwise noted.

   Revenue was $1,943.0 million in 2001, down from $2,050.3 million in 2000. Revenue in the United States decreased 8.6% compared with 2000, while revenue outside the United States, including exports, decreased 2.2% from 2000. Sales in the United States represented 45.4% of our 2001 revenue, slightly less than in 2000.

   Income from continuing operations, before the cumulative effect of change in accounting principle, net of income taxes, excluding asset impairments and restructuring and other charges was $99.6 million in 2001 compared to $153.5 million in 2000. This decline can be attributed to an overall economic downturn impacting the chemical industry worldwide and other factors discussed under "Segment Results" below.

   Asset impairments totaled $323.1 million ($233.8 million after tax) for 2001 compared to $10.1 million ($6.2 million after tax) in 2000.

   Based upon a comprehensive review of our long-lived assets, we recorded asset impairment charges of $211.9 million related to our U.S.-based phosphorus business. The components of asset impairments related to this business, include a $171.0 million impairment of environmental assets built to comply with a Resource Conservation and Recovery Act ("RCRA") consent decree ("Consent Decree") at the Pocatello, Idaho facility and a $36.5 million impairment charge for our investment in

Astaris, our phosphorus joint venture with Solutia. (See Notes 4 and 13 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement.) Driving these charges were a decline in market conditions, the loss of a potential site on which to develop an economically viable second PPA plant and our agreement to pay into a fund for the Shoshone-Bannock Tribes resulting from an agreement to support a proposal to amend the Consent Decree, which permitted the earlier closure of the largest remaining waste disposal pond at Pocatello. In addition, we recorded an impairment charge of $98.9 million related to our Specialty Chemicals segment's lithium operations in Argentina. We established this operation, which includes a lithium mine and processing facilities, approximately five years ago in a remote area of the Andes Mountains. The entry of a South American manufacturer into this business resulted in decreased revenues. In addition, market conditions continued to be unfavorable. As a result, our lithium assets in Argentina became impaired, as the total capital invested is not expected to be recovered. An additional $12.3 million of charges is related to the impairment of assets in our cyanide operations.

   During the second quarter of 2000, we recorded asset impairments of $10.1 million ($6.2 million after tax). Impairments of $9.0 million were recognized because of the formation of Astaris (see Note 4 to our consolidated financial statements incorporated by reference in this prospectus supplement), including the write down of certain phosphorus assets retained by our company and the accrual of costs related to our planned closure of two phosphorus facilities. Other asset impairments were due to the impact of underlying changes within the Specialty Chemicals segment.

   See Notes 1 and 6 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement for further discussion on our accounting policies related to asset impairments.

   Restructuring and other charges. A change in market conditions and in our corporate strategy resulted in restructuring and other charges of $280.4 million ($172.1 million after tax) in the year. A charge of $35.2 million ($21.7 million after tax) was recorded in 2000.

   We believe that the restructuring and other charges recorded in 2001 will enable us to engage in long-term growth opportunities for all of our business segments. See Note 1 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement for further discussion on our accounting policies related to restructuring and other charges.

   We had several minor restructuring activities related to corporate reorganization in the first quarter of 2001 totaling approximately $1.0 million.

   During the second quarter of 2001, we recorded $175.0 million in restructuring and other charges, including $160.0 million related to our Industrial Chemicals segment's U.S.-based phosphorus business. The components included in restructuring and other charges related to the phosphorus business were as follows: a $68.7 million reserve for further required Consent Decree spending at the Pocatello site; $42.7 million of financing ("keep-well") obligations to the Astaris joint venture and other related costs; and a $40.0 million reserve for payments to the Shoshone-Bannock Tribes and $8.6 million of other related charges. In addition, restructuring charges for the quarter included $8.0 million related to our corporate reorganization. The remaining charges of $7.0 million were for the restructuring of two smaller chemical facilities. We reduced our workforce by approximately 135 people in connection with these restructuring activities.

   During the third quarter of the year, we recorded restructuring charges of $8.5 million. These charges were largely for reorganization costs and corporate restructuring activities including severance and contract commitment costs. (See Notes 2 and 7 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement).

   We recorded restructuring and other charges of $95.9 million in the fourth quarter of 2001. Most of these charges related to our decision to shutdown operations at Pocatello. These charges include $36.3 million for our share of Astaris shut down costs including environmental cleanup, waste removal and other activities and $44.6 million of Pocatello costs related to plant demolition, plant shutdown, severance and other activities. In addition, $12.5 million of severance and other costs related to the Agricultural Products segment were recorded primarily as a result of our decision to refocus certain research and development activities. The remaining charges reflected restructuring initiatives in our Specialty Chemicals segment and in corporate.

   We reduced our workforce by approximately 182 people in connection with the third and fourth quarter restructuring activities.

   During 2000, we recorded restructuring and other charges of $35.2 million ($21.7 million after tax). Restructuring charges of $20.6 million were attributable to the formation of Astaris and the concurrent reorganization of our Industrial Chemicals sales, marketing and support organizations, the reduction of office space requirements in our Philadelphia chemical headquarters and pension expense related to the separation of phosphorus personnel from our company. In addition, we recorded environmental accruals of $12.5 million because of increased cost estimates for ongoing remediation of several phosphorus properties. Other restructuring charges included $2.1 million for other projects. Of the approximately 350 employee severances that were expected to occur through the completion of these programs in 2000, 281 occurred at December 31, 2000 while the remainder occurred in 2001.

   Income (loss) from continuing operations was a loss of $306.3 million in 2001 compared to income of $125.6 million in 2000. Most of the decline can be attributed to after-tax asset impairments and restructuring and other charges of $405.9 million in 2001 compared to after-tax charges of $27.9 million in 2000. Poor economic conditions affecting the chemical industry worldwide also contributed to this decline.

   Corporate expenses (excluding restructuring and other charges in 2001 and 2000) were $36.3 million in 2001 and $36.2 million in 2000.

   Other income and expense, net is comprised primarily of LIFO inventory adjustments and pension income or expense. Net other expense for the year was $1.6 million compared to net other income of $9.6 million in 2000. This variance is largely attributable to increased pension costs and lower amortization of a deferred pension asset.

   Net interest expense in 2001 was $58.3 million compared to $61.8 million in 2000. The decrease in net interest expense in 2001 was primarily the result of lower average debt levels during the year.

   Provision (benefit) for income taxes. We recorded an income tax benefit of $166.6 million in 2001, resulting in an effective tax rate of 35.2% compared to income tax expense of $33.0 million and an effective tax rate of 20.8% in 2000. The differences between the effective tax rates for these periods and the statutory U.S. federal income tax rate relate primarily to differing foreign tax rates, the impairment of certain Argentina assets, foreign sales corporation benefits, incremental state taxes and non-deductible goodwill amortization.

   Discontinued operations. We recorded a loss from discontinued operations of $42.5 million ($30.5 million after tax) in 2001. Included in this amount are earnings of Technologies, including interest expense of $11.2 million, which was allocated to discontinued operations in accordance with Accounting Principles Board Statement No. 30 ("APB 30") and later relevant accounting guidance, costs related to the spin-off and additional income tax provision related to the reorganization of our worldwide entities in anticipation of the separation of Technologies from FMC. In addition, we recorded a charge of $18.0 million for updated estimates of environmental remediation costs related to our other discontinued businesses.

   During 2000, we recorded a net loss from discontinued operations of $17.7 million ($15.0 million after tax). Of this amount, $64.0 million represent earnings of the spun-off Technologies business, including allocated interest expense of $30.9 million. Also included are an $80.0 million loss for a settlement of litigation related to our discontinued Defense Systems business and a charge of $1.7 million for interest charges on postretirement benefit obligations.

   Net income (loss). We recorded a net loss of $337.7 million for 2001 compared to net income of $110.6 million in 2000. This variance reflects the effect of significant asset impairments and restructuring and other charges recorded in 2001.

   Additional information regarding discontinued operations and the related accounting policies can be found in Notes 1, 3 and 20 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement.

  Segment Results--2001 Compared to 2000

(See Note 20 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement for detailed segment results.)

   Segment operating profit is presented before taxes, asset impairments and restructuring and other charges. Information about how each of these items relates to our businesses at the segment level is discussed below and in Note 20 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement.

  Agricultural Products

   Agricultural Products revenue decreased to $653.1 million in 2001 from $664.7 million in 2000. Agricultural Products segment operating profit declined to $72.8 million, down 17.1% from the prior year.

   The decrease in Agricultural Products revenues was largely due to a lack of sulfentrazone sales to DuPont in 2001. In 1998 we entered into an exclusive agreement to provide DuPont with sulfentrazone in North America for use on soybeans. However, the sale of formulated products incorporating sulfentrazone did not reach expectations and the contract purchases were cancelled in 2001. DuPont no longer has exclusive rights to the use of sulfentrazone on soybeans in North America. We began developing new markets in 2001, expanding our sulfentrazone sales, including sales into the soybean market in North America. We believe that we have recovered approximately one third of the sulfentrazone volumes lost from the absence of DuPont's purchases. Somewhat offsetting the sulfentrazone sales decline in North America was an increase in carfentrazone sales into the rice and cotton defoliation markets as a result of new product registrations. We believe that sulfentrazone sales will increase slightly in 2002; however, we will idle our production facility early in 2002 to allow product inventories to align with expected sales volumes.

   Agricultural Products sales were also affected by weakened Asian markets due to depressed crop prices, unfavorable climate conditions and lower pricing in some Asian markets due to weaker exchange rates. Asian revenue shortfalls were offset by stronger demand for herbicides in Latin and South America due mainly to the introduction of several new herbicide registrations in 2001.

   Agricultural Products' operating profit declined to $72.8 million from $87.8 million as a result of a decline in operating margins to 11.1% in 2001 from 13.2% in 2000. This lower profitability reflects reduced volumes of sulfentrazone, weaker pricing due to lower crop prices, and weaker currencies in Asia and Brazil. The adverse impact of the lower sulfentrazone volumes in North America was significantly offset by a one time contract penalty payment from DuPont of $20.0 million which was paid in the first half of 2001. Additionally, Agricultural Products incurred higher selling costs in North America in 2001 as it pursued new sulfentrazone markets through direct selling instead of through DuPont's sales channels.

   During the fourth quarter of 2001, Agricultural Products began a restructuring of its operations to focus on key markets and products. We will concentrate our future research and development activities on our core strength of insecticides and reduce all work on herbicides, while continuing our efforts to maximize the market potential of already commercialized herbicide chemistries including clomazone, carfentrazone and sulfentrazone. Additionally, we have reduced our direct sales and support staffs outside North, South and Latin America, relying instead on new and expanded strategic alliances with Ishihara Sangyo Kaisha, Ltd. in Asia and Belchim in Europe. A restructuring charge of $12.5 million ($7.8 million after tax) was taken in the fourth quarter to implement these plans. This restructuring should be complete by the end of the first quarter 2002.

   We believe that Agricultural Products will have a challenging year in 2002, but the actions we have taken to expand product labels, improve market access and reduce costs should allow us to recover the earnings decline that resulted from the loss of DuPont's sulfentrazone business.

  Specialty Chemicals

   Specialty Chemicals revenue was $472.0 million in 2001, down from $488.8 million in 2000, due to lower revenue in both the FMC BioPolymer AS and Lithium businesses. Specialty Chemicals segment operating profit declined to $87.5 million, or 5.3%, from $92.4 million in the prior year.

   BioPolymer revenue decreases resulted from a combination of weaker demand and lower selling prices for alginate and carrageenan in specialty markets, partially offset by strong growth from microcrystalline cellulose in the pharmaceutical and food ingredients markets. Specialty markets, which include pet food, textiles and household products, experienced the impacts of a slowing economy and lower competitor pricing. Customer inventory corrections and a weak euro also drove sales lower.

   Lithium revenue decreases resulted from our strategic exit from the commodity lithium carbonate market and slower industrial markets, particularly in Europe. The lithium carbonate market has experienced substantially lower prices since the entry of a new competitor in 1997, which resulted in our decision to exit the market. These sales declines were offset by continued growth in lithium specialty products.

   Specialty Chemicals operating profit decreased to $87.5 million in 2001 from $92.4 million in 2000 despite relatively flat operating margins as compared to 2000. The decrease in operating profit can be attributed to a decrease in BioPolymer volumes and prices in the pet food, textile and household products markets, offset, in part, by lower operating costs and an improved mix in lithium. A weaker euro, compared to the prior year, also unfavorably impacted earnings.

  Industrial Chemicals

   Industrial Chemicals' revenue decreased to $822.0 million in 2001, compared to $905.6 million in 2000. The Industrial Chemicals segment's operating profit declined by 36.6% to $72.6 million in 2001 from $114.5 million in 2000.

   Revenue decreases reflected weaker demand in most markets for Industrial Chemicals. Weaker end-market demand for glass and the entry of a new competitor resulted in lower soda ash volumes and revenue compared to the prior year. Price increases announced in the late summer of 2001 are not expected to have any material effect on revenues until 2002. In hydrogen peroxide, weakness in the pulp and textile markets resulted in decreased revenues despite the price increases initiated in late 2000 and the application of an energy surcharge in early 2001. Softer demand in the polymer and electronics end-markets also resulted in lower volumes for specialty peroxygens.

   Foret, our Spain-based operation, recorded increases in sales that reflected strong phosphate and zeolite markets. Phosphate volumes improved as a result of a recovery in their export markets, particularly in the Middle East and North Africa. Zeolite sales increased as a result of an acquisition in the third quarter of 2001 and stronger sales to new and existing customers. Conversely, peroxygen sales declined on lower export sales. Foret's increase in sales was offset by unfavorable translation, due to a weaker euro in 2001.

   These revenue comparisons were further affected by the inclusion of the sales of our U.S.-based phosphorus business in the first three months of 2000. Subsequent U.S. phosphorus sales have been deconsolidated and recorded in earnings from equity investments as part of Astaris, which was formed effective April 1, 2000 (see Note 4 to our consolidated financial statements incorporated by reference in this prospectus supplement). We account for Astaris on an equity basis for Industrial Chemicals and, therefore, the sales of Astaris are not reflected in our consolidated revenues after March 2000.

   Industrial Chemicals' operating profit (net of minority interests) decreased 36.6% to $72.6 million in 2001 from $114.5 million in 2000. Driving the Industrial Chemicals segment's profit decreases were lower sales volumes in hydrogen peroxide, soda ash and active oxidants and reduced earnings from Astaris, as discussed below. Additionally, during 2000 we hedged our natural gas requirements for 2001, which, due to the forward pricing in the market at that time, resulted in generally higher gas costs in 2001 versus the prior year. Offsetting these unfavorable factors were increased pricing in several products.

   Our U.S.-based phosphorus business is comprised of our 50% interest in Astaris for the manufacture and sale of our phosphorus-based products, and the activities of our corporate phosphorus division, which manages remediation and other environmental projects associated with the Astaris elemental phosphorus plant in Pocatello, Idaho. Astaris has experienced a difficult business environment as a result of the economic slowdown and significant changes in its manufacturing and sourcing strategy. During the first quarter of 2001, Astaris was asked by its electric power provider, Idaho Power Company, to assist in combating the energy crisis in the state of Idaho. Historically, the Astaris elemental phosphorus facility has been the largest consumer of power in the state. Astaris agreed to work with Idaho Power and signed a two-year agreement to resell 50 megawatts of power to Idaho Power at rates below the then current market prices, but above the rate paid by Astaris under its power contract. The gross economic value of the power contract, in the nine months of 2001 during which the contract was in effect, was $68.0 million of which half, or $34.0 million, is reflected in FMC's earnings in Astaris. However, this decision required Astaris to shut down one of the two remaining operating furnaces in Pocatello and to source raw materials, including purified phosphoric acid and other products, from third-party suppliers at an additional cost to Astaris of approximately $60.0 million ($30.0 million is reflected in FMC's earnings in Astaris). This significant restructuring of the supply chain also adversely impacted Astaris' sales. Sales declined due to the intentional reduction of volume capacity and Astaris' inability to meet customer material needs. In December 2001, the Idaho Public Utility Commission ("IPUC") was petitioned by its staff to reduce the future amounts to be paid to Astaris under the power resale contract. In May 2002, we reached a tentative agreement with the IPUC and Idaho Power to resolve the disputes regarding the electrical power contract for Pocatello. We do not believe the net impact of this agreement will have a material effect on our consolidated results of operations in 2002.

   Additionally, the start-up of the new Astaris PPA plant in Soda Springs, Idaho in the second half of the year added costs in 2001.

   Our corporate phosphorus division also affected segment operating profit in 2001. Working with the EPA and the Shoshone-Bannock Tribes, we agreed to amend the July 1999 Consent Decree to permit the capping of a specific waste disposal pond at the Pocatello site. As part of this settlement, FMC agreed to contribute $40.0 million to a fund for the Tribes to support various Tribal activities ($30.0 million was paid during 2001). This agreement enabled Astaris to shut down the Pocatello operation in December 2001.

   We expect the results of our U.S.-based phosphorus operations to improve in 2002. The new Astaris PPA plant in Idaho should be fully operational in the second half of 2002 and start-up expenses experienced in 2001 should be significantly less in 2002. In addition, we expect spending by the corporate phosphorus division to be lower in 2002 compared with 2001 due to lower spending on projects under the Consent Decree. We believe the shutdown of the elemental phosphorus production at Pocatello will enable Astaris to lower its costs by increasing the share of the supplies it obtains from lower cost purified phosphoric acid.

   Following this challenging year, we believe that results in the Industrial Chemicals segment will improve in 2002. We will continue to focus on lowering the cost of production and we expect to benefit from the 2001 restructuring of our U.S. phosphorus business. However, market demand is expected to continue to be weak through most of 2002 partially offsetting the improvements in our U.S. phosphorus business.

  2000 Compared to 1999

   Revenue was $2,050.3 million in 2000, down from $2,320.5 million in 1999. Revenue in the United States decreased 17.3% compared with 1999, while revenue outside the United States, including exports, decreased by less than 5.9% when compared to 1999. Sales in the United States represented 47.1% of our 2000 revenue compared to 50.3% in 1999.

   Revenue. Lower revenue in 2000 when compared with 1999 was principally attributable to the contribution of our phosphorus operations to a joint venture and to divestitures of other businesses, and was offset by revenue from a Specialty Chemicals business acquired in 1999. Beginning April 1, 2000, sales of phosphorus chemicals were recorded by Astaris and are not reflected as revenue in our 2001 consolidated financial statements incorporated by reference in this prospectus supplement. Our interest in Astaris is accounted for under the equity method and our share of Astaris' operating earnings is included in operating profit for our Industrial Chemicals segment. (See Note 4 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement.)

   Income from continuing operations, before the cumulative effect of change in accounting principle, net of income taxes excluding asset impairments and restructuring and other charges (in 2000 and 1999) and gains on divestitures of businesses (in 1999) was $153.5 million in 2000 compared with $132.0 million in 1999. This increase reflects the performance of our business segments discussed more fully below and in Note 20 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement.

   Gains on divestitures of businesses. On July 9, 1999, we completed the sale of our bioproducts business to Cambrex Corporation for $38.2 million in cash, resulting in a pre-tax gain of $20.1 million. Our bioproducts business was included in our Specialty Chemicals segment and had 1999 revenue of $13.3 million (through the date of divestiture).

   On July 31, 1999, we completed the sale of our process additives business to Great Lakes Chemical Corporation for $161.1 million in cash, resulting in a gain of $35.4 million on both a pre-tax and after-tax basis. Our process additives business was included in our Specialty Chemicals segment and had 1999 revenue of $98.5 million (through the date of divestiture).

   Asset impairments recorded by the company amounted to $10.1 million ($6.2 million after tax) and $23.1 million ($14.1 million after tax) for the years ended December 31, 2000 and 1999, respectively.

   During the second quarter of 2000, we recorded asset impairments of $10.1 million. Impairments of $9.0 million were recognized as a result of the formation of Astaris (see Note 4 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement), including the writedown of certain phosphorus assets retained by our company and the accrual of costs related to the planned closure of two phosphorus facilities. Other impairments were due to the impact of underlying changes within the Specialty Chemicals segment.

   In the third quarter of 1999, we recorded asset impairments of $23.1 million. Asset impairments of $14.7 million were required to write off the remaining net book values of two U.S. lithium facilities. Both facilities were constructed to run pilot and development quantities for new lithium-based products. During the third quarter of 1999, management determined that it would not be feasible to use the facilities as configured. Additionally, an impairment charge of $8.4 million was required to write off the remaining net book value of a caustic soda facility in Green River, Wyoming. Estimated future cash flows related to this facility indicated that an impairment of the full value had occurred.

   Restructuring and other charges. Total restructuring and other charges of $35.2 million ($21.7 million after tax) were recorded in 2000 compared to $11.1 million ($6.8 million after tax) in 1999.

   Restructuring charges of $20.6 million were attributable to the Astaris formation and the concurrent reorganization of our Industrial Chemicals sales, marketing and support organizations, the reduction of office space requirements in our Philadelphia chemical headquarters and pension expense related to the separation of phosphorus personnel from our company. In addition, we recorded environmental accruals of $12.5 million because of increased cost estimates for ongoing remediation of several phosphorus properties. Other restructuring charges included $2.1 million for several smaller projects.

   In the third quarter of 1999, we recorded restructuring and other charges of $11.1 million ($6.8 million after tax). Restructuring and other charges of $9.2 million resulted primarily from strategic decisions to divest or restructure a number of businesses and support departments, including certain Agricultural Products and corporate and shared service support departments. The remaining charge related to actions, including headcount reductions, required to achieve planned synergies from acquisitions of businesses in Specialty Chemicals.

   Income from continuing operations was $125.6 million in 2000, down from $158.7 million in 1999, primarily resulting from gains on divestitures of businesses in 1999 and higher restructuring and other charges recorded in 2000.

   Corporate expenses (excluding restructuring and other charges in 2000 and 1999) of $36.2 million in 2000 reflected a decrease of $5.1 million from 1999. The company's cost reduction efforts are responsible for this trend.

   Net interest expense was $61.8 million and $76.4 million during 2000 and 1999, respectively. The decrease in 2000 was the result of lower average debt levels when compared with 1999.

   Other income and expense, net is comprised primarily of LIFO inventory adjustments and pension and postretirement plan adjustments. Other income of $9.6 million remained relatively flat when compared to $9.3 million recorded in 1999.

   Discontinued operations. During 2000, we recorded a net loss from discontinued operations of $17.7 million ($15.0 million after tax). Of this amount, $64.0 million represents the earnings of the spun-off Technologies business, including interest expense of $30.9 million allocated to discontinued operations in accordance with APB 30 and later relevant accounting guidance. Also included is a $80.0 million loss for a settlement of litigation related to our discontinued Defense Systems business and a charge of $1.7 million for interest charges on postretirement benefit obligations.

   We recorded net income from discontinued operations of $73.5 million ($53.9 million after tax) in 1999. Of this amount, $79.2 million related to the earnings of the spun-off Technologies businesses including allocated interest expense of $30.3 million. Results of discontinued operations in 1999 included gains of $53.7 million from the sale of properties in California that were formerly used by our divested defense business (as discussed below). In addition, in the fourth quarter of 1999, we provided $59.4 million in response to updated estimates of environmental remediation costs, primarily at our former Defense Systems sites, and increased estimates of our liabilities for general liability, workers' compensation, postretirement benefit obligations, legal defense, property maintenance and other costs.

   During the year ended December 31, 1999, we sold several real estate properties formerly used by United Defense, Industries, Inc., and our Defense Systems operations divested by our company in 1997. In the second quarter of 1999, we received $33.5 million in cash, recognizing a gain of $29.5 million, and in the fourth quarter of 1999, we received $31.0 million in cash, recognizing a gain of $24.2 million related to property sales.

   Net income in 2000 was $110.6 million compared to $212.6 million in 1999. Contributing to this decrease was a one-time gain of $55.5 million related to the divestiture of a Specialty Chemicals business in 1999 offset by a charge of $66.7 million to discontinued operations in 2000 related to our former Defense Systems business segment.

  Segment Results--2000 Compared to 1999

  Agricultural Products

   Agricultural Products' revenue increased to $664.7 million in 2000 compared to $632.4 million in 1999. Operating profits increased to $87.8 million in 2000 compared to $64.3 million in 1999.

   Agricultural Products' revenue increased because of stronger sales in Latin and North America, which more than offset lower sales in Asia. North American revenue improved after a return to more normal pest pressures following 1999's unusually low levels. Latin American sales improved due to a rapid recovery from the devaluation of the Brazilian real in 1999, a new distribution agreement for third-party products in Brazil and a stronger Mexican market. Increased revenue in 2000 also reflected higher volumes for herbicides and pyrethroids, offset by lower sales of carbamates.

   Operating profits in our Agricultural Products segment increased to $87.8 million in 2000 from $64.3 million in 1999 on increased volumes and lower costs, partially offset by higher research and development spending to develop a new herbicide and to fund our strategic alliance with Devgen, a Belgian biotechnology company, to support our insecticide discovery program.

  Specialty Chemicals

   Specialty Chemicals' revenue was $488.8 million in 2000, down from $564.5 million in 1999. Operating profit was $92.4 million compared to $73.5 million.

   Lower revenue in 2000 reflected our divestitures of the process additives and bioproducts businesses, both of which occurred in the third quarter of 1999, and the effect of unfavorable foreign currency exchange rates. Partially offsetting this decrease in 2000 was revenue from Pronova Biopolymer AS, an alginate business acquired in mid-1999. The Pronova Biopolymer operation was combined with certain carrageenan and microcrystalline cellulose businesses and renamed FMC BioPolymer AS. BioPolymer's revenue reflected a strong market for pharmaceutical and food-grade microcrystalline cellulose along with growth in sales to Latin America and Asia, but was partially offset by the impact of foreign currency translation of the euro to the U.S. dollar.

   Sales of lithium products were up slightly in 2000. Increased revenue reflected higher volumes of butyllithium to the polymer and pharmaceutical markets. Lithium volume increases were offset by lower pricing, primarily the result of weak European currencies.

   Specialty Chemicals' operating profit in 2000 increased to $92.4 million from $73.5 million in 1999. BioPolymer's increased profitability was based on lower manufacturing costs in 2000 for carrageenan and realized synergies associated with the acquisition of the alginate product line when compared with 1999. Lithium's improved operating profitability in 2000 when compared with 1999 was a result of higher sales, and the successful implementation of manufacturing cost reduction initiatives.

  Industrial Chemicals

   Industrial Chemicals revenue decreased to $905.6 million in 2000 from $1,141.3 million in 1999. Operating profit (net of minority interests) declined to $114.5 million in 2000 from $144.4 million in 1999.

   Lower revenue was primarily the result of the contribution of the phosphorus business to the newly formed Astaris joint venture, effective April 1, 2000. After that date, phosphorus revenue was no longer consolidated with our revenue. Phosphorus revenue of $327.0 million through December 31, 1999 is included in 1999 segment revenue, while revenue in 2000 before the joint venture formation amounted to $79.2 million. Subsequent to the first quarter of 2000, our equity share of Astaris' earnings was included in segment operating profit for Industrial Chemicals.

   Other factors contributing to reduced revenue were the translation impact of the weaker euro and competitive pressures both at Foret and at Astaris. Partially offsetting the decline in revenue were increased sales of hydrogen peroxide, reflecting both volume and price increases compared with 1999, and soda ash, a result of the Tg Soda Ash acquisition in mid-1999.

   Reduced profitability for Industrial Chemicals to $114.5 million in 2000 was primarily the result of increased energy costs for all businesses, but especially at Astaris, while foreign currency translation losses negatively affected reported operating profitability at Foret. In addition, segment profits were down due to phosphorus environmental compliance costs retained by our company for design, implementation and depreciation of capital assets in Pocatello, Idaho in connection with the Consent Decree.

   Offsetting these declines in profitability were higher earnings for soda ash and hydrogen peroxide. Soda ash profitability increased in 2000, reflecting the Tg Soda Ash acquisition and reduced costs despite significant increases in energy prices. Hydrogen peroxide's favorable operating profits were largely the result of a strong pulp and paper market. In addition, our share of Astaris' results reflected the cost reduction benefits of the joint venture's rationalization and restructuring programs.

Taxes

   Although our domestic earnings (losses) are generally subject to tax expense (benefit) at the statutory rate of 35.0%, many factors alter our consolidated tax rate. These factors include non-deductible or non-taxable transactions related to goodwill or other items, differing foreign tax rates, state tax increments, depletion, extraterritorial income exclusion, and other permanent differences. Our effective tax rate of 35.2% on income from continuing operations in 2001 also includes the beneficial impact of deductible restructuring and impairment charges recorded during the year. (See Notes 6, 7 and 10 to our consolidated financial statements incorporated by reference in this prospectus supplement.)

New Accounting Standards Adopted

   Goodwill and Intangible Assets. Prior to January 1, 2002 we amortized goodwill and identifiable intangible assets (such as trademarks) on a straight-line basis over their estimated useful lives not to exceed 40 years. The recoverability of the net book value of these assets was periodically reviewed based on the expected future undiscounted cash flows of the businesses to which they relate.

   On January 1, 2002, the company adopted the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for by the purchase method and adds disclosure requirements related to business combination transactions. SFAS No. 141 also establishes criteria for the recognition of intangible assets apart from goodwill. This Statement applies to all business combinations for which the acquisition date was July 1, 2001 or later. We had no significant acquisitions during 2001. We intend to implement the provisions of SFAS No. 141 in any of our future business combinations.

   On January 1, 2002 we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." With the adoption of SFAS No. 142, goodwill and other indefinite intangible assets ("intangibles") are no longer subject to amortization, rather they are subject to at least an annual assessment for impairment by applying a fair value based test. During 2001, 2000 and 1999, goodwill and other intangible amortization (pretax and after discontinued operations) was $19.4 million, $13.5 million and $12.0 million, respectively. We believe adopting SFAS No. 142 will result in approximately a $4.0 million pre-tax benefit to earnings in 2002.

   We are currently conducting the transitional goodwill and indefinite life intangibles impairment tests required by SFAS No. 142, and expect to be completed by the second quarter of 2002 and each year, beginning in 2003, will conduct an assessment of goodwill impairment based on fair value in the future in accordance with the requirements of SFAS No. 142.

   Goodwill amortization was $4.2 million ($2.8 million after tax), or $0.09 per diluted share in 2001. Goodwill amortization for the three months ended March 31, 2001 was $1.1 million, or $0.02 per diluted share. Goodwill amortization for the first quarter of 2002 would also have been $1.1 million.

   Goodwill at March 31, 2002 and December 31, 2001 was $111.1 million and $113.5 million, respectively. The majority of our goodwill can be attributed to an acquisition in our Specialty Chemicals segment. The decrease in goodwill since year-end 2001 is due to the devaluation of Norwegian krone in the first quarter of 2002 in FMC's BioPolymer operations within its Specialty Chemicals segment. There are no material indefinite life intangibles, other than goodwill, at March 31, 2002.

   Our definite life intangibles totaled $7.9 million at March 31, 2002. At March 31, 2002 these definite life intangibles are allocated among our segments as follows: $3.6 million in Agricultural Products, $2.8 million in Specialty Chemicals and $1.5 million in Industrial Chemicals. All definite life intangibles are amortizable and consist primarily of patents, industry licenses and other intangibles.

   On January 1, 2002 the company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Statement retains most of the requirement of SFAS No. 121 related to the recognition of the impairment of long-lived assets to be held and used. There was no impact of adopting SFAS No. 144 in the first quarter of 2002.

   On January 1, 2001, the company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138 (collectively, the "Statement.") The Statement requires the company to recognize all derivatives in the consolidated balance sheets at fair value, with changes in the fair value of derivative instruments to be recorded in current earnings or deferred in other comprehensive income, depending on whether a derivative is designated as an effective hedge and on the type of hedging transaction. In accordance with the provisions of the Statement, the company recorded a first-quarter 2001 loss from the cumulative effect of a change in accounting principle of $0.9 after-tax in our consolidated statement of earnings and a deferred gain of $16.4 million after-tax in accumulated other comprehensive loss.

New Accounting Pronouncements

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We are required to adopt the provisions of this pronouncement no later than the beginning of 2003 and are evaluating the potential impact of adopting SFAS No. 143.

   In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections." The Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. The Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. The Statement amends FASB Statement No.13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We are required to adopt the provision of this pronouncement no later than the beginning of 2003 and are evaluating the potential impact of adopting SFAS No. 145.

Environmental Obligations

   We, like other industrial manufacturers, are involved with a variety of environmental matters in the ordinary course of conducting our business and are subject to federal, state and local environmental laws. We believe strongly that we have a responsibility to protect the environment, public health and employee safety. This responsibility includes cooperating with other parties to resolve issues created by past and present handling of wastes.

   When issues arise, including notices from the Environmental Protection Agency or other government agencies identifying our company as a Potentially Responsible Party ("PRP"), our environmental remediation management assesses and manages the issues. When necessary, we use multifunctional teams composed of environmental, legal, financial and communications personnel to ensure that our actions are consistent with our responsibilities to the environment and public health, as well as to our employees and stockholders.

   Environmental provisions totaling $68.8 million ($42.0 million after tax) were recorded in 2001. These provisions largely related to the remediation of the Pocatello site. Also included were costs related to continued cleanup of certain discontinued manufacturing operations from previous years. This provision and those made in 2000 and 1999, and our accounting policies on environmental remediation, are more fully described in Notes 1 and 13 to our consolidated financial statements incorporated by reference into this prospectus supplement.

   In the second quarter of 2000, we provided environmental reserves totaling $12.5 million related to ongoing remediation of several phosphorus manufacturing properties as part of the restructuring and other charges described previously.

   Additional information regarding our environmental accounting policies and environmental liabilities is included in Notes 1 and 13, respectively, to our 2001 consolidated financial statements and Note 9 to our unaudited consolidated financial statements for the three months ended March 31, 2002, each of which is incorporated by reference in this prospectus supplement. Information regarding environmental obligations associated with our discontinued operations is included in Note 3 to our consolidated financial statements incorporated by reference into this prospectus supplement. Estimates of 2002 environmental spending are included in the section below entitled "Cash Flow Analysis."

Liquidity and Capital Resources

   In 2001, we experienced the net cash impact of significant special items recorded in the year and spending related to the spin-off of Technologies. This spending was somewhat offset by the cash proceeds received in the IPO of Technologies. Cash from operations, supplemented with proceeds from the IPO and a new credit facility, provided funding for our capital spending program, debt reduction and interest payments throughout 2001.

   Capital expenditures totaling $145.6 million in 2001, which included $41.2 million of required Pocatello Consent Decree spending, were down 26.2% from 2000. We believe capital expenditures will be reduced in 2002, largely because of the absence of this Consent Decree spending. Principal categories of capital spending in 2002 include replacement of existing plant equipment and compliance spending related to environmental and safety standards.

   We retired $128.3 million of long-term debt in 2001, in part with a portion of the proceeds from the IPO of Technologies. Cash paid for interest in 2001 was $79.1 million compared with $101.6 million in 2000. This decrease can be attributed to lower average debt levels in 2001 compared to 2000.

   Future cash needs include the scheduled repayment of several significant financings over the next two years, operating cash requirements and capital expenditures. We plan to meet these liquidity needs through cash generated from operations, commercial paper borrowings, accounts receivable securitization, borrowings under bank credit facilities, and if necessary, the issuance of additional long-term debt. We maintain a universal shelf registration under which, at March 31, 2002, $345.0 million of securities could be issued.

   We currently maintain a commercial paper financing program with outstanding borrowings at March 31, 2002 of $57.2 million compared to $33.0 million and $16.8 million at December 31, 2001 and 2000, respectively.

   Our total committed contracts that will affect cash over the next five years and beyond are as follows:

                                        Expected Cash Payments by Year
                                -----------------------------------------------
 Contractual Commitments (as                                    2006 &
 of December 31, 2001)           2002   2003  2004     2005     beyond  Total
 ---------------------          ------ ------ ----- ------      ------ --------
                                                 (In millions)
 Short-term debt............... $136.5 $   -- $  -- $   --      $   -- $  136.5
 Long-term debt................  135.2  182.2   0.5   89.5/(1)/  379.6    787.0
 Lease obligations.............   25.8   24.9  23.3   22.7       103.2    199.9
 Forward energy and foreign
   exchange contracts..........   16.2    6.2   2.4    1.1          --     25.9
 Guarantees of vendor financing   56.0     --    --     --          --     56.0
                                ------ ------ ----- ------      ------ --------
 Total......................... $369.7 $213.3 $26.2 $113.3      $482.8 $1,205.3
                                ====== ====== ===== ======      ====== ========

--------
   (1) Includes $28.8 million in exchangeable senior subordinated debentures that were to mature in 2005. See "Recent Developments" on page S-9.

   Our five-year, non-amortizing committed revolving credit agreement expired in December 2001. There were no outstanding balances under this agreement at the due date. At the same time, we entered into a new $240.0 million committed revolving credit facility to meet certain operating cash needs, capital expenditures, and commercial paper demands. This credit facility will expire in December 2002. The total amount outstanding under this facility at March 31, 2002 and December 31, 2001 was $174.0 million and $68.0 million, respectively. The credit agreement contains financial covenants related to leverage (measured as the ratio of debt to adjusted earnings), interest coverage (measured as the ratio of interest expense to adjusted earnings) and consolidated net worth. We were in compliance with the covenants as of December 31, 2001. We expect to renew or replace this credit facility prior to its expiration. In January 2002, we acquired a supplemental $50.0 million committed credit facility to meet short-term seasonal financing needs. This credit facility expires at the earlier of August 31, 2002 or upon the successful completion of certain capital market transactions. There have been no borrowings during the quarter ended March 31, 2002 under this facility. As of March 31, 2002, we are in compliance with all debt covenants on both facilities.

   We also obtain financing through an accounts receivable securitization. We sell receivables, without recourse, through our wholly owned bankruptcy-remote subsidiary, FMC Funding Corporation, which then sells the receivables to an unrelated finance company. The sold receivables and repurchase obligations related to the financing are not recorded on our consolidated balance sheets, because we have limited risk to repurchase the receivables. The financing from the securitization totaled $145.0 million at March 31, 2002 compared to $79.0 million and $113.0 million on December 31, 2001 and 2000, respectively. The agreement for the sale of accounts receivable provides for the continuation of the program on a revolving basis through November 2002. We expect to renew or replace this financing prior to its expiration.

   At March 31, 2002 we had short-term debt (which includes commercial paper and the current portion of long-term debt) of $439.5 million. An additional $182.4 million in long-term debt matures in 2003. Also, at March 31, 2002 the current portion of long-term debt includes $28.8 million in exchangeable senior subordinate debentures maturing in 2005 and exchangeable at any time into Meridian Gold Inc. common stock (NYSE: MDG) at an exchange price of $15.125 per share, subject to adjustment. On May 3, 2002 we published notice for the redemption of these debentures on June 3, 2002. (See Note 7 to the unaudited consolidated financial statements for the three months ended March 31, 2002 incorporated by reference in this prospectus supplement.) Subsequently, the price of Meridian Gold common stock rose significantly. As of May 31, 2002, holders of $26.0 million aggregate principal amount of the debentures exercised their exchange rights. Because we do not own any shares of Meridian Gold common stock, we exercised our right to pay the fair market value of the Meridian Gold common stock in cash. As a result, we were required to pay an additional amount above the principal amount of the debentures exchanged, which amount will be result in a net charge of approximately $1.9 million after tax in the second quarter of 2002. The remaining $2.8 million of debentures were redeemed on June 3, 2002 at the principal amount thereof plus accrued interest.

   Along with these near-term requirements our future liquidity could also be affected by letters of credit, bank guarantees, securitization programs, contingent payments, surety bonds and commitments and guarantees we provide on behalf of our spun-off Technologies business' vendors, customers and others. (See Notes 6, 7, 8, 9, 12, 13 and 14 of the unaudited consolidated financial statements for the quarter ended March 31, 2002 incorporated by reference in this prospectus supplement.)

   Except for the application of the proceeds of this offering, we do not expect our debt level to decline significantly in 2002 due to continuing cash demands largely caused by restructuring charges, primarily associated with our Phosphorus business. Consequently, we are evaluating several financing options, which will be structured to address our current liquidity and capital resource constraints. We intend to renew our $240.0 million committed revolving credit agreement later in 2002. We are continually assessing the best sources of financing and intend to access the capital markets later in 2002 primarily to pre-fund our upcoming maturities of long-term debt, repay short-term debt and meet other payment obligations. Long-term debt at March 31, 2002 also includes $44.0 million of variable rate industrial and pollution control revenue bonds that are supported by bank letters of credit. The letters of credit generally have a term of thirteen months and extend each month for an additional month unless and until the bank sends us a letter of non-renewal. At May 31, 2002, no notice of non-renewal had been received.

   The current rating of our commercial paper and similar short-term indebtedness is A-3 by S&P and P-3 by Moody's. The market for commercial paper with this rating is limited. The current rating of our senior unsecured long-term indebtedness is BBB- by S&P and Baa3 by Moody's. A downgrade in our credit ratings, which may be changed, superseded or withdrawn at any time, could increase the cost and restrict the availability of future financings. The following table displays credit facilities, debt obligations and other items along with the cash payments that could be required to be repaid following a downgrade or series of downgrades in our credit rating:

                                                                    Potential
                                                                      Cash
                                                                    Payments
                                                                     (as of
                                                                    March 31,
Facility                                                              2002)
--------                                                          -------------
                                                                  (In millions)
Commercial paper.................................................    $ 57.2
Accounts receivable securitization(1)............................    $145.0
Forward energy contracts.........................................    $  7.6

--------
(1) Program terminates upon a reduction in rating to Ba2 by Moody's or BB by S&P or below.

   Our future liquidity could be affected by certain letters of credit, commitments and guarantees we provide to vendors, customers and others for which we are contingently liable. In connection with the spin-off of Technologies, we retained liability for various contingent obligations totaling $289.0 million at December 31, 2001. Contingent obligations include guarantees of the performance of Technologies under various customer contracts, reimbursements on behalf of Technologies under letters of credit and surety bonds, and guarantees of indebtedness of Technologies. We have a guarantee from Technologies providing for reimbursement to us if we are ever called upon to satisfy these obligations. Technologies has obtained contractual releases of FMC reducing the level of liabilities for which we are contingently liable to $159.2 million at March 31, 2002. Because of our expectation that the underlying obligations will be met and the existence of the guarantee from Technologies, we believe it is unlikely that we would have to pay any of these contingent obligations and expect this contingent liability to continue to be reduced throughout 2002. The majority of these obligations will expire before the end of 2003.

   We have provided an agreement to lenders of Astaris under which we have agreed to make equity contributions to Astaris sufficient to make up one half of any short-fall in Astaris earnings below certain levels. Astaris' earnings did not meet the agreed levels for 2001 and we do not expect that such earnings will meet the levels agreed for 2002. We contributed $31.3 million to Astaris under this arrangement in 2001 and expect to contribute a similar amount in 2002. The proportional amount of Astaris indebtedness subject to this agreement from FMC was $118.0 million at March 31, 2002. Our estimates of future contributions are based on Astaris forecasts and are subject to some uncertainty.

   We provide guarantees to financial institutions on behalf of certain Agricultural Products customers for their seasonal borrowing. The customers' obligations to us are largely secured by liens on their crops. The total of these guarantees at March 31, 2002 was $55.4 million. (See Note 19 to our 2001 consolidated financial statements incorporated by reference in this prospectus supplement.)

   On June 30, 1999, FMC acquired the assets of Tg Soda Ash, Inc. from Elf Atochem North America, Inc. for approximately $51.0 million in cash and a contingent payment due at year-end 2003. The contingent payment amount, which will be based on the financial performance of the combined soda ash operations between 2001 and 2003, cannot currently be determined precisely but is expected to be in the range of $40.0 million to $45.0 million.

   Our ability to pay the principal and interest on our indebtedness as it comes due will depend upon our current and future performance. Our performance is affected by general economic conditions and by financial, competitive, political, business and other factors. Many of these factors are beyond our control. We believe that the cash generated from our businesses coupled with our ability to obtain financing will be sufficient to enable us to make our debt payments as they become due. We also actively evaluate opportunities to refinance our existing obligations when financing is available on attractive terms. If, however, we do not generate sufficient cash or complete such financings on a timely basis, we may be required to seek additional financing or sell equity on terms which may not be as favorable as we could have otherwise obtained. No assurance can be given that any refinancing, additional borrowing or sale of equity will be possible when needed or that we will be able to negotiate acceptable terms. In addition, our access to capital is affected by prevailing conditions in the financial and equity capital markets, as well as our own financial condition.

Cash Flow Analysis

   Cash and cash equivalents at March 31, 2002, December 31, 2001 and December 31, 2000 were $14.2 million, $23.4 million and $7.3 million, respectively. We had total borrowings of $1,062.6 million, $923.5 million and $1,007.5 million as of March 31, 2002, December 31, 2001 and December 31, 2000, respectively. The increase in debt at March 31, 2002 is primarily a function of the normal seasonal cash demands of our Agricultural Products business, which we are expecting to reverse over the course of 2002.

   Operating working capital at December 31, 2001, which includes trade receivables (net), inventories, other current assets, accounts payable, accrued payroll, other current liabilities and the current portion of accrued pension and other postretirement benefits, increased $67.0 million to $24.8 million, from an unfavorable $42.2 million at December 31, 2000. Factors contributing to the increase in operating working capital at year-end 2001 when compared with 2000 include increased accounts receivable and inventory amounts.

   Cash used in operating activities was $129.9 million for the three months ended March 31, 2002 compared to $158.4 million for the first three months of 2001 reflecting our normal first quarter working capital build. Our first quarter 2002 operating cash flows benefited from an additional $52.8 million in cash proceeds from our accounts receivable financing program (see Note 13 to the unaudited consolidated financial statements for the quarter ended March 31, 2002 incorporated by reference in this prospectus supplement). For the year ended December 31, 2001, cash required by operating activities of $90.0 million decreased from $298.3 million of cash provided by operations in the year ended December 31, 2000 primarily as a result of increased restructuring spending accompanied by higher inventory and accounts receivable balances. Also contributing to the variance was a decrease in our accounts receivable financing balance during 2001 compared to the prior year.

   Cash required by discontinued operations for the first quarter of 2002 and 2001 were $12.5 million and $93.1 million, respectively. The 2001 results were affected by $80.0 million of cash used for a settlement of litigation related to our discontinued Defense Systems business.

   Cash required by investing activities was $14.9 million for the three months ended March 31, 2002 compared to $34.8 million for the three months ended March 31, 2001. The lower requirements were a direct result of lower Consent Decree spending at Pocatello. For the year ended December 31, 2001, cash required by investing activities of $154.9 million increased from the 2000 requirement of $97.4 million, reflecting the impact of a prior year distribution from Astaris, which was not repeated in the current year. Capital spending (excluding acquisitions) of $145.6 million for the year ended December 31, 2001 decreased when compared with 2000. Lower spending on significant capital projects was due to lower Consent Decree spending at Pocatello.

   Cash provided by financing activities for the first three months of 2002 of $148.2 million decreased by $149.8 million when compared to cash provided by financing activities of $298.0 million for the first three months of 2001. Both years reflect the impact of short-term seasonal borrowing. The 2001 period also reflects borrowings to fund the payment of the settlement of litigation mentioned above. For the year ended December 31, 2001, cash provided by financing activities of $376.5 million was higher than the 2000 requirement of $162.0 million, primarily due to the contribution related to the distribution of Technologies assets and an increase in long-term debt offset by long-term debt paydowns of $128.3 million.

   Projected 2002 spending also includes approximately $10.3 million for environmental compliance at current operating sites, which is an operating expense of the company, plus approximately $35.5 million of remediation spending and $11.2 million for environmental study costs at current operating, previously operated and other sites, which have been accrued in prior periods.

Derivative Financial Instruments and Market Risks

   Our primary financial market risks include changes in foreign currency exchange rates, interest rates and commodity pricing. In managing our exposure to these risks, we may use derivative financial instruments in accordance with established policies and procedures. We account for these derivatives in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 (see "Recently

Adopted Accounting Pronouncements" and Note 1 to our 2001 consolidated financial statements). We do not use derivative financial instruments for trading purposes. At March 31, 2002 our derivative holdings consisted primarily of foreign currency forward contracts and natural gas forward contracts.

   When we sell or purchase products or services outside the United States, transactions are frequently denominated in currencies other than the U.S. dollar. Exposure to variability in currency exchange rates is mitigated, when possible, with natural hedges, whereby purchases and sales in the same foreign currency and with similar maturity dates offset one another.

   A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains and losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses, which could be material. Due to the weakness of the euro in the period from 1999 through 2002, our business results have been adversely affected by unfavorable U.S. dollar translation of earnings of our operations in Europe. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. We take actions to manage our foreign currency exposure such as entering into forwards and swaps, where available, but we cannot ensure that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

   The maturity dates of the currency exchange agreements that provide hedge coverage are consistent with those of the underlying purchase or sales commitments.

   We are exposed to changes in interest rates because of our financing and cash management activities, which include long-term and short-term debt to maintain liquidity and fund our business operations. In managing interest rate risk, our strategic policy is to monitor the ratio of our fixed- to floating-rate debt. We may, from time to time, use interest rate swaps to manage our exposure to changes in interest rates. We did not enter into any material interest rate swaps in the first quarter of 2002.

   To address our exposure to risks from changes in commodity prices, we enter into forward or swap contracts relating to energy purchases used in our manufacturing processes. The forward energy contracts qualifying as hedges are accounted for in accordance with SFAS No. 133. The gains or losses on these contracts are included as an adjustment to the cost of sales or services when the contracts are settled.

Dividends

   On November 29, 2001, our Board of Directors approved the spin-off of the remaining 83% of Technologies making it an independent publicly-traded company. The spin-off qualified as a tax-free distribution to U.S. stockholders. Stockholders of record as of December 31, 2001 received approximately 1.72 shares of common stock of the new company for every share of our stock. Fractional shares were paid in cash to stockholders in lieu of fractional shares on December 31, 2001.

   No cash dividends were paid in 2001 other than amounts paid in lieu of fractional shares as discussed above. No cash dividends were paid in 2000. No cash dividends are expected to be paid in 2002.

                                   BUSINESS

Overview

   FMC is a diversified chemical company serving agricultural, industrial and consumer markets globally with innovative solutions, applications and quality products. FMC operates in three distinct business segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. Agricultural Products provides crop protection and pest control products for worldwide markets. Specialty Chemicals' products include food ingredients that are used to enhance structure, texture and taste; pharmaceutical additives for binding and disintegrant use; and lithium specialties for pharmaceutical synthesis and energy storage. FMC's Industrial Chemicals business manufactures a wide range of inorganic materials, including soda ash, hydrogen peroxide, phosphorus and specialty peroxygens. FMC employs approximately 6,000 people and has 37 manufacturing facilities in 19 countries.

   Effective December 31, 2001, FMC completed its previously announced plan to separate into two separately traded public companies. FMC has retained the three chemical segments. A separate company, Technologies, operates the businesses that comprised the former Energy Systems and Food and Transportation Systems segments. On May 31, 2001, FMC contributed the two non-chemical business segments to Technologies, which at the time was a wholly owned subsidiary of FMC. FMC completed an initial public offering of approximately 17% of Technologies' stock in June 2001 and completed the separation on December 31, 2001 by distributing all remaining shares of Technologies owned by FMC as a tax-free dividend to its stockholders.

Agricultural Products

  General Description

   FMC's Agricultural Products business includes a portfolio of crop protection, structural pest control, and turf and ornamental products that meet important market needs around the globe. FMC's product development efforts focus on developing more environmentally compatible solutions that can cost-effectively increase farmers' yields and provide alternatives to insect-resistant chemistries. Management believes that Agricultural Products' genomics-based discovery strategy, focused on new insecticides, may lead to additional, yield-enhancing innovations.

  Products and Markets

   Agricultural Products provides a wide range of products--both patented and off-patented technologies--for worldwide markets. While FMC's position is particularly strong in North America, the company derives more than 50 percent of Agricultural Products' sales from outside the United States.

               [CHART]
2001 SALES BY CATEGORY
-----------------------------------------
Insecticides                          75%
Herbicides                            25%

2001 SALES BY CATEGORY
-----------------------------------------
North America                         41%
Latin America                         28%
Asia                                  19%
Europe, Middle East & Africa          12%

   The following table summarizes the principal product chemistries in Agricultural Products and the principal uses of each chemistry:

                                                                           Prof. Pest
                                                                            Control,
                                                                 Fruits,     Home &
                                       Cotton Corn Rice Cereals Vegetables   Garden
-------------------------------------------------------------------------------------
                         ------------------------------------------------------------
                          permethrin           X                    X          X
                         ------------------------------------------------------------
                         cypermethrin          X           X        X          X
                         ------------------------------------------------------------
             Pyrethroids  bifenthrin     X     X                    X          X
                         ------------------------------------------------------------
                            Alpha-                                  X
                         cypermethrin
Insecticides             ------------------------------------------------------------
                             Zeta-       X     X    X      X        X
                         cypermethrin
             ------------------------------------------------------------------------
             Carbamates   carbofuran     X     X    X      X        X
             ------------------------------------------------------------------------
                          carbosulfan    X          X
             ------------------------------------------------------------------------
                           cadusafos                                X
                Other    ------------------------------------------------------------
                          sulfuramid                                           X
-------------------------------------------------------------------------------------
                         carfentrazone   X     X    X      X        X
       Herbicides        ------------------------------------------------------------
                           clomazone     X          X               X
-------------------------------------------------------------------------------------

   In contrast to most other major crop protection companies, insecticides dominate FMC's Agricultural Products business, particularly carbamate and pyrethroid chemistries, in which FMC maintains leading global positions. FMC also maintains a strong niche position in its herbicide sulfentrazone. Recently, FMC entered into several agreements with Ishihara Sangyo Kaisha, Ltd
(ISK), a leading Japanese crop protection company, under which both companies will work together to market and distribute existing and new insecticide chemistries in various focus markets. With the ISK alliance, FMC has expanded its distribution capabilities in Japan (via an alliance with ISK) and in Europe by jointly investing with ISK in the Belgian-based pesticide distribution company, Belchim Benelux NV. Through these alliances and its own targeted marketing efforts, FMC expects to continue to enhance its access to markets and expand its product breadth for more complete solutions.

  Discovery Program

   FMC plans to grow through obtaining new labels for existing product lines as well as potential acquisitions of complementary chemistries from other pesticide companies that may become available because of industry consolidation. FMC has recently obtained label expansions for zeta-cypermethrin use on corn, rice, alfalfa, sugarcane and leafy vegetable crops. Meanwhile, FMC's carfentrazone herbicide has been recently approved for cotton defoliation in North America. In addition, sulfentrazone and clomazone herbicides continue to provide new opportunities worldwide.

   In the next few years, FMC expects to launch a new sucking pest insecticide, obtained via the ISK alliance, for controlling sucking pests in the Americas. FMC believes that this patented and new chemistry is a potential candidate for expedited EPA review as an organophosphate replacement.

   FMC is among the first agricultural products companies to pursue a predominantly genomics-based approach in its longer-term discovery efforts to identify compounds with a specific biological function on agricultural pests. Such an approach, used extensively in the pharmaceutical industry, allows more rapid and cost-effective discovery of new insecticide chemistries with unique modes of action. FMC believes that collaboration with its Belgian partner, Devgen, to identify new molecular target sites sensitive to chemical application has significantly enhanced its genomics-based discovery efforts.

  Strategy

   FMC expects that its global insecticide franchise will continue to benefit from new label expansions on zeta-cypermethrin and the introduction and/or acquisition of innovative new chemistries in the longer term. Management believes that the growth of herbicide sales and new label expansions will continue to contribute to the segment's profitability. FMC believes that its attention to division-wide cost improvements will further enhance its competitive positions.

   FMC believes that a critical component of Agricultural Products' competitiveness is its global sourcing strategy. FMC is taking advantage of lower-cost manufacturing economics offered by offshore producers (such as in China and India) through tolling and purchase agreements for a majority of FMC's products. This strategy has resulted in material manufacturing cost reductions versus production in the United States, with the resulting benefit of lower capital intensity.

   FMC believes that its Agricultural Products business has built a strong business base with quality products, focused international exposure and effective market access. FMC's future strategic initiatives include, increased focus in key markets, expanded market access for its products and lower manufacturing and distribution costs. Alliances with selected strategic partners are expected to extend product offerings and enhance the competitiveness of FMC's market access in key markets by leveraging FMC's distribution network in the Americas and its alliances in Asia and Europe. FMC has also developed and implemented what it believes to be solid product stewardship programs throughout its global sourcing and distribution systems.

Specialty Chemicals

  General Description

   FMC's Specialty Chemicals business is centered on high-performance food ingredients, pharmaceutical excipients and intermediates, and lithium specialty products that enjoy solid customer bases and consistent, growing demand. FMC believes that its future growth will continue to be based on the valuable attributes of these products and research and development capabilities, as well as on the alliances and close working relationships developed with key global customers.

  Products and Markets

   The following is a summary of the sales of the two divisions within Specialty Chemicals, BioPolymer and Lithium, and a breakdown of the combined sales of the two divisions by market segment:

                                    [CHART]

2001 SALES BY DIVISION
----------------------
BioPolymer  72%
Lithium     28%



2001 SALES BY MARKET
------------------------
Pharmaceuticals      36%
Food                 31%
Other                21%
Specialty Polymers    8%
Energy Storage*       4%


*Excludes unconsolidated sales from JV.

  FMC BioPolymer

   FMC BioPolymer is a leading supplier of microcrystalline cellulose, carrageenan and alginates-- ingredients that have high, value-added applications in the production of food, pharmaceutical and other specialty consumer and industrial products. Microcrystalline cellulose, processed from specialty grades of pulp, provides important binding and controlled release properties for pills and tablets and has unique functionality that improves the texture and stability of many food products. Carrageenan and alginates, both processed from seaweed, are used in a wide variety of food, pharmaceutical and specialty areas.

   BioPolymer is organized around three major markets--food, pharmaceutical and specialty ingredients--and is a key supplier to many global leaders in these markets. Many of BioPolymer's customers have come to rely on FMC for the majority of their supply requirements. Management believes that such reliance is based on FMC's innovative solutions and operational quality. The following chart summarizes the major markets for BioPolymer's products, and the FMC chemistries that meet customer needs in each market.

                                         Cellulose Carrageenan Alginates Other
 -----------------------------------------------------------------------------
                --------------------------------------------------------------
                Beverage                     X          X
                --------------------------------------------------------------
      Food      Convenience Foods            X          X          X       X
                --------------------------------------------------------------
                Meat & Poultry                          X
 -----------------------------------------------------------------------------
                Tablet Binding & Coating     X                             X
                --------------------------------------------------------------
                Anti-reflux                                        X
 Pharmaceutical --------------------------------------------------------------
                Liquid Suspension            X          X
                --------------------------------------------------------------
                Biomedical                                         X
 -----------------------------------------------------------------------------
                Personal Care                           X          X
                --------------------------------------------------------------
  Specialties   Pet Food                                X          X
                --------------------------------------------------------------
                Household & Other                       X          X       X
 -----------------------------------------------------------------------------

  Lithium

   Lithium is a vertically integrated, technology-based business, rooted in inorganic and organic lithium chemistries and related technologies that have many applications that enhance the quality of life. Because FMC Lithium serves a variety of markets, FMC has focused its efforts on growing key niches such as fine chemicals for pharmaceutical synthesis, specialty polymers and energy storage. FMC's organolithium products are sold to fine chemical and pharmaceutical customers who seek high chemical selectivities, efficient production throughputs and high yields, product attributes that contribute to lowering the costs of pharmaceutical production. Organolithiums are also highly valued in the specialty polymer markets as polymer initiators in the production of synthetic rubbers and elastomers. Based on FMC's proprietary technology, Lithium is developing new, highly specialized polymers for industrial coatings, automotive coatings and rocket fuels.

   The electrochemical properties of lithium make it an ideal material for portable energy storage in high performance applications, including heart pacemakers, cell phones, camcorders, personal computers and the next-generation technologies that combine cellular and wireless capabilities into a single device. Lithium is also being developed as the enabling element in advanced batteries for use in hybrid electric vehicles.

   The following chart summarizes the major markets for Lithium's products and the FMC chemistries that meet customer needs in each market.

                                                Lithium
                        Primary   Specialty  Metal/Cathodic
                       Inorganics Inorganics   Materials    Organometallics Intermediates
-----------------------------------------------------------------------------------------
    Fine Chemicals         X                       X               X              X
    --------------
   Pharmaceuticals,
agricultural products
-----------------------------------------------------------------------------------------
       Polymers                                    X               X              X
       --------
  Elastomers, rocket
   fuels, synthetic
 rubbers, industrial
       coatings
-----------------------------------------------------------------------------------------
    Energy Storage         X          X            X
    --------------
   Non-rechargeable
batteries, lithium-ion
      batteries
    (rechargeable)
-----------------------------------------------------------------------------------------
        Other              X          X
        -----
  Glass & ceramics,
construction, greases
  & lubricants, air
treatment, pool water
      treatment
-----------------------------------------------------------------------------------------

  Strategy

   Management expects continued growth in BioPolymer to be driven by stable consumption patterns and new product introductions. In food, BioPolymer is focusing on developing product features related to health and convenience which management believes is reflective of our customer's interest in new solutions for beverages and other consumer foods. As a leading excipient supplier to the major pharmaceutical companies, FMC expects to see continued growth in this important market. FMC's presence in the food and pharmaceutical ingredient markets affords bolt-on acquisition opportunities to expand BioPolymer's franchise by adding more ingredients for food and pharmaceutical solutions. A small example of this strategy is the recent acquisition of Pronova Biomedical, an addition that will allow FMC to advance its efforts in developing novel wound care products. Lastly, in specialties markets, management expects that the development of innovative oral and skin care applications will create new opportunities for the sale of BioPolymer's products.

   FMC is focusing on organolithium opportunities in pharmaceutical synthesis and lithium ion opportunities for secondary batteries where it believes there exists greater potential for growth. At the same time, FMC is reducing its exposure to the commodity lithium carbonate markets which are extremely price competitive. FMC believes that its position as one of only three integrated global producers of lithium will also enhance its opportunities to grow its lithium business.

Industrial Chemicals

  General Description

   FMC's extensive Industrial Chemicals business is built on low-cost positions in high-volume inorganic chemicals, including soda ash, phosphate and hydrogen peroxide, complemented by high-value technology positions in specialty alkali, phosphorus and peroxygen products. Industrial Chemicals serves the major customers in each market and is a leader in low-cost technology and the development of specialty niches, such as persulfates and peracetic acid.

  Products and Markets

   The following is a summary of the sales of the four main businesses within Industrial Chemicals, Alkali, Peroxygens, FMC Foret and the Astaris joint venture in phosphorus chemicals, as well as a breakdown of the combined sales of the combined Industrial Chemicals businesses by geographic region:

                                    [CHART]

2001 SALES BY BUSINESS
-----------------------------------
Alkali                         38%
Foret                          24%
Astaris**                      21%
Peroxygens*                    17%


2001 SALES BY REGION
----------------------------------
North America                  62%
Europe, Middle East & Africa   23%
South America                  11%
Asia                            4%


* Includes sales from Hydrogen Peroxides and Active Oxidants.

** Sales not consolidated.

   Industrial Chemicals serves a diverse group of markets, from economically sensitive industrial sectors to technology-intensive specialty markets. The business processes and sells refined inorganic products that are sought by customers globally for their critical reactivity or unique functionality. In addition, FMC produces, purifies and markets higher-value downstream derivatives into specialized and customer-specific applications. These applications include dialysis, rocket propulsion, animal nutrition, biocides, semi-conductors and baking.

  Alkali

   FMC's Alkali Chemical Division is the world's largest producer of natural soda ash and the largest producer of soda ash in North America. FMC's natural soda ash is used by manufacturers in the glass, chemical processing and detergent industries. Alkali also produces sodium bicarbonate, caustic soda and sodium sesquicarbonate, a refined trona product used in animal feed and personal care applications.

   FMC is a leader in mining and production, having developed and implemented multiple proprietary, low-cost mining technologies. Management believes that Alkali's production facilities give it an advantage in terms of scale, flexibility and reliability. FMC's two mining sites in Wyoming can produce approximately 5 million tons of alkali annually, though the business has recently mothballed 1.3 million tons of capacity to improve costs and respond to current market conditions. Management believes that Alkali will be able to continue to generate significant cash flows for the company in future periods because it will be able to expand to meet any expected increase in demand without major capital expenditures.

  Peroxygens

   Demand for hydrogen peroxide is driven primarily by the demand for more environmentally friendly substitutes for chlorine within the pulp and paper industry. FMC is the leading producer of hydrogen peroxide in the United States.

   FMC is a worldwide producer of hydrogen peroxide with production facilities in the United States, Canada, Mexico, Spain, the Netherlands and Thailand. These plant locations, along with the business's state-of-the-art process technology, are key to FMC's low-cost supply network and leading North American market position. Management believes that FMC will improve cash flow as a result of recent restructuring and the mothballing of 105 million pounds of FMC's production capacity.

   FMC's Active Oxidant Division is the world's leading supplier of persulfate products, a major producer of peracetic acid and other specialty oxidants, and a low cost producer through its unique process technology and geographic location. FMC persulfates are used in polymer manufacture as initiators, in electronic circuit board manufacture as etchants and cleaners and in hair care products as an active ingredient. FMC peracetic acid is a strong oxidizer with many important biocidal applications in the food industry. FMC competes as a specialty player in markets where there are few competitive matches and where management believes that FMC has strong technical expertise.

  FMC Foret

   FMC's Foret subsidiary, headquartered in Barcelona, Spain, is a leader in providing basic chemistry to the detergent, paper, textile, tanning and chemical industries. Foret is a large and diverse operation with seven manufacturing locations in Europe. Foret has strong positions in phosphates and hydrogen peroxides as well as in perborates, sulfur derivatives, silicates and zeolites. Foret boasts a strong brand presence in Southern Europe, Africa and the Middle East.

  Astaris

   Astaris is one of the two largest diversified phosphorus chemical supplier in the Western Hemisphere. Astaris is a joint venture between FMC and Solutia Inc. that was formed as a separate company in 2000 and has its headquarters in St. Louis, Missouri. Astaris' products are used in detergent applications, chemical processing, baking, food processing and fire suppressants.

   Astaris is focused on a fundamental restructuring based upon new lower-cost sources of phosphorus for value-added, end-market products. Management believes that the move from a manufacturing strategy based on elemental phosphorus to one based more on purified phosphoric acid (or PPA) feedstocks will eliminate the high environmental compliance and energy costs that adversely affected the Pocatello elemental phosphorus facility and unfavorably impacted FMC's earnings in recent years. In addition, Astaris' management is taking active steps to improve profitability by increasing the prices of its products. Management expects profitability to improve as Astaris realizes the benefits of its recent restructuring and an improving economic environment.

  Strategy

   The overall strategy for FMC's Industrial Chemicals business is employing low cost process technology and prudent capacity management in its high-volume businesses, while also expanding participation in profitable niches where FMC holds a differentiated high-value position.

   The financial performance of Industrial Chemicals is largely driven by such factors as timing of investment in capacity, as well as end-user demand patterns. Management believes that each of the Industrial Chemicals businesses has the size and breadth to effectively compete in its markets. In the high volume businesses, regional and global demand growth for FMC products tends to be relatively predictable and stable, and market shares of industry participants have tended to balance, over time, with such participant's invested capacity shares. Current effective capacity utilization in these markets is at or above 90 percent. In the high value segments, FMC is currently developing a number of niche markets for its specialty alkali products, like sodium sesquicarbonate, and for hydrogen peroxide and peracetic acid.

Raw Materials

   FMC's raw material requirements vary by business segment and include mineral related natural resources, processed chemicals, seaweed, and energy sources such as oil, gas, coal, and electricity generated by hydroelectric and nuclear power.

   Ores used in Industrial Chemicals manufacturing processes, such as trona, are extracted from mines in the United States on property held by FMC under long-term leases subject to periodic adjustment of royalty rates. Raw materials used by Specialty Chemicals include lithium carbonate, which is currently obtained from a South American manufacturer under a long-term sourcing agreement, alginates and carrageenan, which are derived from various types of seaweed that are sourced by the company on a global basis and wood pulp, which is purchased from several North American producers. Raw materials used by Agricultural Products, primarily processed chemicals, are obtained from worldwide sources.

   The company does not use single-source suppliers for the majority of its raw material purchases and believes the available supplies of raw materials are adequate.

Patents

   FMC owns a number of U.S. and foreign patents, trademarks and licenses that are cumulatively important to its business. FMC does not believe that the loss of any one or group of related patents, trademarks or licenses would have a material adverse effect on the overall business of FMC.

Seasonality

   The seasonal nature of the crop protection market and the geographic spread of the Agricultural Products business generally produce stronger earnings in the second and third quarters. Agricultural products sold into the northern hemisphere (North America, Europe and parts of Asia) serve seasonal agricultural markets from March through September, while markets in the southern hemisphere (Latin America, parts of Asia and Australia) are served from July through December.

   The remainder of FMC's businesses are generally not subject to significant seasonal fluctuations.

Competitive Conditions

   FMC encounters competition in each of its three business segments. This competition is expected to continue in both the United States and markets outside the United States. FMC markets its products through its own sales organization and through independent distributors and sales representatives. The number of the company's principal competitors varies from segment to segment. In general, FMC competes by operating in a cost-efficient manner and by leveraging its industry experience to provide advanced technology, high product quality, reliable supply and quality customer and technical service.

   FMC's Agricultural Products segment competes in the global crop protection market for insecticides and herbicides. The industry is characterized by a small number of large competitors that have consolidated a great number of the smaller and regional firms. Industry products include crop protection chemicals and, for major competitors, genetically engineered (crop biotechnology) products. Competition from generic producers has increased as a significant number of product patents have expired in the last decade. In general, FMC competes as a product innovator by focusing on insecticide discovery and development and licensing products from alliance partners when the products complement FMC's product portfolio. FMC also differentiates itself by reacting quickly in key markets, establishing effective product stewardship programs, and developing strategic alliances, which strengthen market access in key countries.

   With leading or significant positions in markets that include alginate, carrageenan, microcrystalline cellulose and lithium-based products, Specialty Chemicals competes on the basis of product development, application support and customer service. BioPolymer competes with both direct suppliers of cellulose and seaweed extract as well as suppliers of other hydrocolloids and naturally occurring ingredients, which may provide similar functionality in specific applications. In cellulose, competitors are typically smaller than FMC, while in seaweed extracts, FMC competes with other broad-based chemical companies. A critical FMC advantage in serving the needs of global food and pharmaceutical customers is BioPolymer's global presence and supply chain integration around the world. In Lithium, FMC and each of its two most significant competitors extract the element from naturally occurring, lithium-rich brines located in the Andes mountains. Only one of these two other integrated producers also possesses the know-how and technical skills that FMC leverages to participate in downstream specialty markets.

   Industrial Chemicals serves the alkali, hydrogen peroxide and phosphorus markets predominantly in the United States and to a lesser extent, Europe and the Middle East, South America and Asia. In North America, Alkali's soda ash business competes with five domestic producers of natural soda ash, three of which operate in the vicinity of FMC's mine and processing facility in Green River, Wyoming. Outside of North America and Europe, FMC sells soda ash through American Natural Soda Ash Corporation (ANSAC), a foreign sales association organized under the Webb-Pomerene Act. Internationally, FMC's natural soda ash competes with synthetic soda ash manufactured by numerous producers, ranging from integrated multinational companies to smaller regional players. Hydrogen Peroxide maintains a leading position in the North American market for hydrogen peroxide. There are currently five firms competing in the hydrogen peroxide market in North America. The primary competitive factor affecting the sales of soda ash and hydrogen peroxide is price. FMC seeks to maintain its competitive position by employing low cost processing technology and, in the case of hydrogen peroxide, which is shipped in water, the most efficient plant network for the lowest delivered cost product. At Foret, FMC possesses a strong cost and market position in phosphates, perborates, peroxygens, zeolites and sulfur derivatives. In each of these markets, FMC faces competition from a range of multinational and regional chemical producers which the company combats through its entrenched Iberian franchise and its ability to supply across a broad range of industrial inorganic products. FMC participates in the phosphorus business in the United States through Astaris. Astaris competes primarily with Rhodia which is the only other global producer competing with Astaris across a wide variety of phosphorus chemicals in the North American market. Competition in phosphorus is based primarily on price and product differentiation through customer service.

Research and Development Expense

   FMC's research and development expenditures in the last three years are set forth below:

                                              Year Ended
                                             December 31,
                                          ------------------
                                          2001  2000   1999
                                          ----- ----- ------
                                             In Millions
                    Agricultural Products $72.5 $66.7 $ 60.9
                    Specialty Chemicals..  15.9  19.1   21.2
                    Industrial Chemicals.  11.4  12.0   18.5
                                          ----- ----- ------
                        Total............ $99.8 $97.8 $100.6
                                          ===== ===== ======

Employees

   FMC employs approximately 6,000 people in its domestic and foreign operations. Approximately 18% of such employees are represented by collective bargaining agreements in the United States. In

2002, one of the company's six collective bargaining agreements will expire, covering less than 100 employees. FMC believes that it maintains good employee relations and has successfully concluded virtually all of its recent negotiations without a work stoppage. In those rare instances where a work stoppage has occurred, there has been no material effect on consolidated sales and earnings. FMC cannot predict, however, the outcome of future contract negotiations.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, Salomon Smith Barney Inc. has agreed to purchase, and we have agreed to sell to Salomon Smith Barney Inc., the number of shares of common stock set forth on the cover of this prospectus supplement.

   The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock included in this offering are subject to approval of legal matters by its counsel and to other conditions. The underwriter is obligated to purchase all the shares (other than those covered by the over-allotment option described below) of common stock if it purchases any of the shares of common stock.

   We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 487,500 additional shares of common stock at the public offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

   We have agreed that, subject to certain exceptions, during the period ending 90 days after the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriter, issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options and the issuance of options or shares of common stock under existing stock option and incentive plans. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up arrangements any time without notice.

   Our common stock is listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange under the symbol "FMC."

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of common stock.

                                       Paid by FMC
                                -------------------------
                                No Exercise Full Exercise
                                ----------- -------------
                      Per share $     1.40   $     1.40
                      Total.... $4,550,000   $5,232,500

   The underwriters will also receive a commission from investors in the amount of $.05 for each share of common stock sold in this offering.

   In connection with the offering, Salomon Smith Barney may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriter's over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

   We estimate that our total expenses for this offering, exclusive of underwriting discounts and commissions, will be approximately $250,000.

   Salomon Smith Barney Inc. has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. Salomon Smith Barney Inc. may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business. Because more than 10% of the net proceeds of the offering will be used to repay indebtedness that we owe to affiliates of the underwriter under our senior credit facility, the offering is being made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

PROSPECTUS

                                 $500,000,000

                                FMC CORPORATION

COMMON STOCK, PREFERRED STOCK, DEPOSITORY SHARES, DEBT SECURITIES, WARRANTS TO
  PURCHASE COMMON STOCK, WARRANTS TO PURCHASE PREFERRED STOCK AND WARRANTS TO
                           PURCHASE DEBT SECURITIES

   FMC Corporation, a Delaware corporation (the "Company"), may from time to time offer in one or more series (i) shares of Common Stock, $.10 par value per share ("Common Stock"), (ii) whole or fractional shares of Preferred Stock, no par value (collectively, "Preferred Stock"), (iii) Preferred Stock represented by depository shares ("Depository Shares"), (iv) unsecured debt securities (Debt Securities), which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"),
(v) warrants to purchase Common Stock ("Common Stock Warrants"), (vi) warrants to purchase Preferred Stock ("Preferred Stock Warrants"), and (vii) warrants to purchase Debt Securities ("Debt Warrants"), with an aggregate public offering price of up to $500,000,000, on terms to be determined at the time or times of offering. The Common Stock, Preferred Stock, Depository Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants and Debt Warrants (collectively referred to herein as the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

   All specific terms of the offering and sale of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Common Stock, any public offering price and the aggregate number of shares offered; (ii) in the case of Preferred Stock, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, any dividend payment dates, any sinking fund provisions, the aggregate number of shares offered and any public offering price; (iii) in the case of Depository Shares, the aggregate number of shares offered, the shares of whole or fractional Preferred Stock represented by each such Depository Share and any public offering price; (iv) in the case of Debt Securities, the specific title, aggregate principal amount, ranking as Senior Debt Securities or as Subordinated Debt Securities, currency, form (which may be registered or bearer or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock and any public offering price; (v) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (vi) in the case of Preferred Stock Warrants, description of the Preferred Stock for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features; and (vii) in the case of Debt Warrants, description of the Debt Securities for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features.

   The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to the Offered Securities covered by that Prospectus Supplement.

   The Common Stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol FMC. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance. The Company has not yet determined whether any other Offered Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any other Offered Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

   The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. See Plan of Distribution for possible indemnification arrangements with underwriters, dealers and agents.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

   This Prospectus may not be used to consummate sales of the Offered Securities unless accompanied by a Prospectus Supplement.

                               -----------------

   The date of this prospectus is June 6, 2002.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014. The Commission also maintains a web site
(http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

   The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), which relates to the Offered Securities (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. For information with respect to the Company and the Offered Securities, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The following documents filed with the Commission (File No. 1-02376) are incorporated herein by reference:

   (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2001;

   (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

   (iii) the Company's Current Reports on Form 8-K filed January 15, 2002 and May 23, 2002;

   (iv) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on March 6, 1986 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purposes of updating such description; and

   (v) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on May 12, 1986 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purposes of updating such description.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to any person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference herein other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such document. Requests should be directed to Andrea E. Utecht, Vice President, General Counsel and Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103 (telephone: (215) 299-6000).

                          FORWARD-LOOKING STATEMENTS

   This Prospectus contains, any Prospectus Supplement will contain and the documents incorporated by reference herein contain or will contain certain statements which describe the Company's beliefs concerning future business conditions and the outlook for the Company based on currently available information. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) by words such as anticipates, believes, estimates, expects and similar expressions. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following: risks associated with significant price competition, higher ingredient and raw material prices or shortages of such commodities, risks associated with new product introductions (including the potential for unanticipated delays or cost overruns in connection with introductions of new products and the development of new manufacturing processes), freight transportation delays beyond the control of the Company, inability of the Company or its suppliers to remedy potential information systems problems related to the year 2000, risks associated with joint ventures, partnerships or limited endeavors, future environmental liabilities not covered by insurance or indemnity, risks relating to general economic conditions and unforeseen outcomes of litigation or other contingencies. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

   The Company is one of the world's leading producers of inorganic chemicals, biopolymers and insecticides for industry and agriculture. The Company employs over 6,000 people at over 37 manufacturing facilities and mines in 19 countries. The Company divides its businesses into three main segments:
Agricultural Products, Specialty Chemicals and Industrial Chemicals. Industrial Chemicals businesses manufacture a wide variety of chemicals including soda ash, phosphates and hydrogen peroxide. Major customers include detergent, glass and paper producers, as well as other chemical companies. Specialty Chemicals develops, manufactures and markets proprietary specialty chemicals for the agricultural, food and pharmaceutical industries.

   The Company was incorporated in 1928 under Delaware law and has its principal executive offices at 1735 Market Street, Philadelphia, Pennsylvania 19103 (telephone: (215) 299-6000). As used herein, FMC or the Company refers to FMC Corporation and its subsidiaries, unless otherwise indicated by the context.

                                USE OF PROCEEDS

   Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment of existing indebtedness and the financing of capital expenditures and acquisitions.

                    RATIO OF EARNINGS TO FIXED CHARGES/(1)/

   The following table sets forth the unaudited historical ratio of earnings to fixed charges of the Company for the periods indicated.

                            Year Ended December 31,
                            ------------------------
                            2001 2000 1999 1998 1997
                            ---- ---- ---- ---- ----
                             --  2.2x 3.1x 2.7x .3xx

/(1)/ In calculating this ratio, earnings consist of income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle less minority interests, less interest income and interest expense, less amortization expense related to debt discounts, fees and expenses, less amortization of capitalized interest, less interest included in rental expenses and plus undistributed earnings of affiliates. Fixed charges consist of interest expense, amortization of debt discounts, fees and expenses, interest capitalized as part of fixed assets and interest included in rental expenses. For the year ended December 31, 2001 earnings did not cover fixed charges, with a deficiency of $331.4 million. The ratio of earnings to fixed charges would have been a negative 5.4x at December 31, 2001. The ratio of earnings to fixed charges before special income (expenses) items was 1.7x.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

   The Company may offer under this Prospectus Common Stock, Preferred Stock, Depository Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants or Debt Warrants, or any combination of the foregoing, either individually or as units consisting of two or more Offered Securities. The aggregate offering price of Offered Securities offered by the Company under this Prospectus will not exceed $500,000,000. If Offered Securities are offered as units, the terms of the units will be set forth in a Prospectus Supplement.

                        DESCRIPTION OF THE COMMON STOCK

GENERAL

   Under the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company is authorized to issue up to 130,000,000 shares of Common Stock. As of March 31, 2002, there were 31,686,962 shares of Common Stock issued and outstanding. In addition, up to 8,600,686 shares have been reserved as of March 31, 2002 for issuance upon the exercise of options and awards under the Company's incentive compensation plans. The shares of Common Stock are listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol FMC. National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the shares of Common Stock.

   The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of the Company. Holders of shares of Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. The holders of Common Stock are entitled to receive dividends, if any, as and when declared from time to time by the Board of Directors of the Company out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Company available for distribution to holders of Common Stock. The shares of Common Stock currently outstanding are fully paid and nonassessable. The shares of Common Stock offered hereby, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

                CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS

GENERAL EFFECT

   The Company has adopted a number of provisions in its Certificate of Incorporation that might discourage certain types of transactions that involve an actual or threatened change in control of the Company. The provisions may make it more difficult and time-consuming to change majority control of the Board of Directors and thus reduce the vulnerability of the Company to an unsolicited offer, particularly an offer that does not contemplate the acquisition of all of the Company's outstanding shares.

   These provisions are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and Board of Directors. Additionally, such provisions provide management with the time and information necessary to evaluate a takeover proposal and to study alternative proposals. Nonetheless, the provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.

Business Combination

   The Certificate of Incorporation provides that significant asset sales, dispositions of stock, liquidations, mergers and certain other business combinations ("Business Combinations") involving the Company and persons beneficially owning 10% or more of the voting power of the outstanding shares of Common Stock (an "Interested Stockholder") must be approved by the holders of at least 80% of the voting power of the Company's outstanding voting stock ("Voting Stock"). The Certificate of Incorporation requires the affirmative vote of the holders of 80% or more of the outstanding Voting Stock to amend, alter or repeal, or to adopt any provisions inconsistent with, such provisions.

Stockholders' Meetings

   The Certificate of Incorporation provides that special meetings of the stockholders may only be called pursuant to a resolution approved by a majority of the Board of Directors. This limitation prevents a stockholder or group of stockholders from forcing the Company to conduct a stockholders' meeting at any time not sanctioned by the Board of Directors, regardless of the number of shares of Common Stock held by such stockholder or group of stockholders.

No Action by Stockholder Consent

   The Certificate of Incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of the Company from being taken by the written consent of stockholders without a meeting. This provision may be altered, amended or repealed only if the holders of 80% or more of Voting Stock vote in favor of such action.

PREFERRED STOCK PURCHASE RIGHTS

   The Company has adopted a preferred stock purchase rights plan and has distributed preferred stock purchase rights (the "Rights") to holders of the Company's Common Stock. The preferred stock purchase rights plan enables the holder of such Rights to purchase, under certain circumstances, one one-hundredth of a share of Junior Participating Preferred Stock, Series A, without par value, of the Company at a price of $300 per one one-hundredth of a share, subject to certain adjustments. The Rights are intended to deter attempts to acquire the Company on terms not approved by the Company's Board of Directors.

                      DESCRIPTION OF THE PREFERRED STOCK

   Under the Certificate of Incorporation, the Board of Directors of the Company may direct the issuance of up to 5,000,000 shares of Preferred Stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by the Company's stockholders. As of March 31, 2002, the Board of Directors had designated 400,000 shares of the Preferred Stock as Junior Participating Preferred Stock, Series A for possible issuance in connection with the Rights. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. The related Prospectus Supplement will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock described in such Prospectus Supplement.

   As of the date of this Prospectus, no shares of Preferred Stock were issued or outstanding.

   The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. A Prospectus Supplement, relating to each series, will specify the terms of the Preferred Stock as follows:

   (a) The maximum number of shares to constitute the series and the distinctive designation thereof;

   (b) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

   (c) The price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

   (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of the Company;

   (e) Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes and the terms and provisions relating to the operation of such fund;

   (f) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or a third party or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

   (g)  The stated value of the shares of such series;

   (h)  The voting rights, if any, of the shares of the series; and

   (i) Any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

   In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Stock shall be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Company. After payment to the holders of the Preferred Stock of the full preferential amounts to which they are entitled, the holders of Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Company.

   If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, shall not constitute a dissolution, liquidation or winding up of the Company.

                       DESCRIPTION OF DEPOSITORY SHARES

GENERAL

   The Company may offer receipts ("Depository Receipts") for Depository Shares, each of which will represent a fractional interest in a share of a particular series of a class of Preferred Stock, as specified in the applicable Prospectus Supplement. Preferred Stock of each series of each class represented by Depository Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depository named therein (such depository or its successor, the "Preferred Stock Depository") and the holders from time to time of the Depository Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depository Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Stock represented by the Depository Shares evidenced by such Depository Receipt, to all the rights and preferences of the Preferred Stock represented by such Depository Shares (including dividend, voting, conversion, redemption and liquidation rights).

   The Depository Shares will be evidenced by Depository Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depository, the Company will cause the Preferred Stock Depository to issue, on behalf of the Company, the Depository Receipts. Copies of the applicable form of Deposit Agreement and Depository Receipt may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

   The Preferred Stock Depository will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of the Depository Receipts evidencing the related Depository Shares in proportion to the number of such Depository Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depository.

   In the event of a distribution other than in cash, the Preferred Stock Depository will distribute property received by it to the record holders of Depository Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depository, unless the Preferred Stock Depository determines that it is not feasible to make such distribution, in which case the Preferred Stock Depository may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

   Upon surrender of the Depository Receipts at the corporate trust office of the Preferred Stock Depository (unless the related Depository Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole shares of Preferred Stock and any money or other property represented by the Depository Shares evidenced by such Depository Receipts. Holders of Depository Receipts will be entitled to receive whole shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depository Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depository Shares therefor. If the Depository Receipts delivered by the holder evidence a number of Depository Shares in excess of the number of Depository Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depository will deliver to such holder at the same time a new Depository Receipt evidencing such excess number of Depository Shares.

REDEMPTION OF DEPOSITORY SHARES

   Whenever the Company redeems Preferred Stock held by the Preferred Stock Depository, the Preferred Stock Depository will redeem as of the same redemption date the number of Depository Shares representing the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depository the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of Preferred Stock, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depository Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If less than all the Depository Shares are to be redeemed, the Depository Shares to be redeemed will be selected by the Preferred Stock Depository by lot.

   After the date fixed for redemption, the Depository Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depository Receipts evidencing the Depository Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depository Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depository.

VOTING OF THE UNDERLYING PREFERRED STOCK

   Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depository will mail the information contained in such notice of meeting to the record holders of the Depository Receipts evidencing the Depository Shares which represent such Preferred Stock. Each record holder of Depository Receipts evidencing Depository Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depository as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depository Shares. The Preferred Stock Depository will vote the amount of Preferred Stock represented by such Depository Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depository in order to enable the Preferred Stock Depository to do so. The Preferred Stock Depository will abstain from voting the amount of Preferred Stock represented by such Depository Shares to the extent it does not receive specific instructions from the holders of Depository Receipts evidencing such Depository Shares.

LIQUIDATION PREFERENCE

   In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depository Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depository Share evidenced by such Depository Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

   The Depository Shares, as such, are not convertible into Common Stock or any securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depository Shares, the Depository Receipts may be surrendered by holders thereof to the Preferred Stock Depository with written instructions to the Preferred Stock Depository to instruct the Company to cause conversion of the Preferred Stock represented by the Depository Shares evidenced by such Depository Receipts into whole shares of Common Stock, other Preferred Stock of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depository Shares evidenced by a Depository Receipt are to be converted in part only, one or more new Depository Receipts will be issued for any Depository Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

   The form of Depository Receipt evidencing the Depository Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depository. However, any amendment that materially and adversely alters the rights of the holders of Depository Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depository Shares evidenced by the Depository Receipts then outstanding.

   The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depository if a majority of each class of Depository Shares affected by such termination consents to such termination, whereupon the Preferred Stock Depository shall deliver or make available to each holder of Depository Receipts, upon surrender of the Depository

Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depository Shares evidenced by such Depository Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depository Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depository Receipts evidencing the Depository Shares representing such Preferred Stock or (iii) each related share of Preferred Stock shall have been converted into capital stock of the Company not so represented by Depository Shares.

CHARGES OF PREFERRED STOCK DEPOSITORY

   The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depository in connection with the performance of its duties under the Deposit Agreement. However, holders of the Depository Receipts will pay the fees and expenses of the Preferred Stock Depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITORY

   The Preferred Stock Depository may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depository, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depository. A successor Preferred Stock Depository must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

   The Preferred Stock Depository will forward to holders of Depository Receipts any reports and communications from the Company that are received by the Preferred Stock Depository with respect to the related Preferred Stock.

   Neither the Preferred Stock Depository nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depository under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct, and the Company and the Preferred Stock Depository will not be obligated to prosecute or defend any legal proceeding in respect of any Depository Receipts, Depository Shares or Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depository may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Stock represented thereby for deposit, holders of Depository Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

   If the Preferred Stock Depository shall receive conflicting claims, requests or instructions from any holders of Depository Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depository shall be entitled to act on such claims, requests or instructions received from the Company.

                      DESCRIPTION OF THE DEBT SECURITIES

   The Senior Debt Securities will be issued under an Indenture, as amended or supplemented from time to time (the "Senior Indenture"), between the Company and Bank of New York, as successor trustee (the "Trustee"). The Subordinated Debt Securities will be issued under an Indenture, as amended or supplemented from time to time (the "Subordinated Indenture"), between the Company and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and each individually as an "Indenture".

   The Senior Indenture and the form of Subordinated Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available for inspection at the corporate trust office of the Trustee at 385 Rifle Camp Road, West Paterson, New Jersey 07424. The Indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indentures and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. All section references appearing in this section Description of the Debt Securities are to sections of the applicable Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the applicable Indenture.

GENERAL

   The Indentures do not limit the amount of Debt Securities that can be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indentures do not limit the amount of other indebtedness or securities, other than certain secured indebtedness as described below which is limited by the Senior Indenture, that may be issued by the Company or its subsidiaries.

   The Debt Securities will be direct, unsecured obligations of the Company and will constitute Senior Debt Securities and/or Subordinated Debt Securities. Creditors of the Company's subsidiaries are entitled to a claim on the assets of such subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of Debt Securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

   Reference is made to the Prospectus Supplement for the following and other possible terms of each series of the Debt Securities in respect of which this Prospectus is being delivered: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of the Debt Securities; (iii) if other than 100% of the principal amount, the percentage of their principal amount at which the Debt Securities will be offered; (iv) the date or dates on which the principal of the Debt Securities will be payable (or method of determination thereof); (v) the rate or rates (or method of determination thereof) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable and the record dates for the determination of the holders to whom interest is payable; (vi) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of the maturity thereof; (ix) the obligation, if any, of the Company to redeem, repurchase or repay Debt Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a Holder thereof; (x) whether the Debt Securities will be represented in whole or in part by one or more global notes registered in the names of a depository or its nominee; (xi) any conversion or exchange provisions and whether such conversion or exchange is optional or mandatory; (xii) the ranking of such Debt Securities as Senior Debt Securities or Subordinated Debt Securities; and (xiii) any other terms or conditions not inconsistent with the provisions of the Indenture under which the Debt Securities will be issued. (Section 2.3) Principal when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

   Unless otherwise provided in the Prospectus Supplement relating to any Debt Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on the Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security register. Interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

   The Debt Securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the Debt Securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee, and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

   The Debt Securities may be exchanged for an equal aggregate principal amount of Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8)

   The Indentures require the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indentures. (Section 3.4)

   The Company will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Debt Securities at the option of the holders thereof. Any such obligation applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

   Unless otherwise described in a Prospectus Supplement relating to any Debt Securities, there are no covenants or provisions contained in the Indentures which may afford the holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

CONVERSION AND EXCHANGE

   The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Debt Securities would be calculated according to the factors and at such time as set forth in the related Prospectus Supplement.

COVENANTS APPLICABLE TO SENIOR DEBT SECURITIES

Limitations on Liens

   The Senior Indenture provides that, so long as any of the Senior Debt Securities of a series remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary (as hereinafter defined) to, secure indebtedness for money borrowed ("Secured Debt") by placing a Lien (as hereinafter defined) on any Principal Property (as hereinafter defined) now or hereafter owned by the Company or any Restricted Subsidiary or on any shares of stock or securing indebtedness for money borrowed of any Restricted Subsidiary without equally and ratably securing the Debt Securities of such series, unless
(i) the aggregate principal amount of such Secured Debt then outstanding plus
(ii) all Attributable Debt (as hereinafter defined) of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions described below covering Principal Properties (other than sale and leaseback transactions under (b) of the following paragraph) does not exceed an amount equal to 10% of Consolidated Net Tangible Assets (as hereinafter defined). This restriction will not apply to, and there shall be excluded in computing such Secured Debt for purposes of this restriction, certain permitted Liens, including (a) with respect to each series of Senior Debt Securities, Liens existing as of the date of the issuance of Senior Debt Securities of such series; (b) Liens on property or assets of, or any shares of stock or securing indebtedness for money borrowed of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (c) Liens on property or assets or shares of stock or securing indebtedness for money borrowed existing at the time of acquisition (including acquisition through merger or consolidation) and certain Liens to secure indebtedness incurred prior to, at the time of or within 120 days after the later of the acquisition of, or the completion of the construction of and commencement of operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost thereof; (d) Liens to secure certain development, operation, construction, alteration, repair or improvement costs; (e) Liens in favor of, or which secure indebtedness owing to, the Company or a Restricted Subsidiary; (f) Liens in connection with government contracts, including the assignment of moneys due or to come due thereon; (g) certain Liens in connection with legal proceedings to the extent such proceedings are being contested in good faith; (h) certain Liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics', materialmens', carriers' or other similar Liens; (i) Liens on property securing obligations issued by a domestic governmental issuer to finance the cost of acquisition or construction of such property; and (j) extensions, substitutions, replacements or renewals of the foregoing. (Section 3.5)

Limitations on Sale and Leaseback Transactions

   The Senior Indenture provides that, so long as any of the Senior Debt Securities of a series remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary to, enter into any sale and leaseback transaction (except a lease for a period not exceeding three years) covering any Principal Property which was or is owned by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after such property has been owned by the Company or such Restricted Subsidiary and completion of construction and commencement of full operation thereof, unless (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the first issuance of Senior Debt Securities of such series (other than those the proceeds of which are applied to reduce indebtedness or acquire additional property under (b) following), plus the aggregate principal amount of then outstanding Secured Debt not otherwise permitted or excepted without equally and ratably securing the Senior Debt Securities does not exceed 10% of Consolidated Net Tangible Assets; or (b) an amount equal to the value of the Principal Property sold and leased back is applied within 120 days after the sale or transfer to (x) the voluntary retirement of Funded Debt (as hereinafter defined), including Senior Debt Securities, or (y) the acquisition of properties, facilities or equipment used for general operating purposes for the Company or any Restricted Subsidiary. (Section 3.6)

Certain Definitions

   The term "Subsidiary" is defined to mean (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, (ii) a partnership in which the Company or a Subsidiary of the Company holds a majority interest in the equity capital or profits of such partnership or (iii) any other person (other than a corporation) in which the Company, a Subsidiary of the Company or the Company and one or more Subsidiaries of the Company, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

   The term "Restricted Subsidiary" is defined to mean any Subsidiary (i) substantially all the property of which is located within the continental United States of America or Canada and (ii) which owns or leases a Principal Property.

   The term "Principal Property" is defined to mean any manufacturing or processing plant or facility (other than any pollution control facility) or any mineral producing property which is located within the continental United States of America and is owned by the Company or any Subsidiary, whether owned at or acquired after the date of the applicable Indenture, the gross book value on the books of the Company or such Subsidiary (without deduction of any depreciation reserve) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such property, plant or facility, or any portion thereof, which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety or which is financed with certain tax exempt securities.

   The term "Attributable Debt", in respect of the sale and leaseback transactions described above, is defined to mean the amount determined by multiplying the greater, at the time such transaction is entered into, of (i) the fair value of the property, plant or facility subject to such arrangement (as determined by the Company); or (ii) the net proceeds of the sale of such property, plant or facility to the lender or investor, by a fraction of which the numerator shall be the unexpired initial term of the lease of such real property as of the date of determination of such computation and of which the denominator shall be the full initial term of such lease. Sale and leasebacks with respect to facilities financed with certain tax exempt securities are excepted from the definition.

   The term "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable); and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

   The term "Funded Debt" is defined to mean all indebtedness whether or not evidenced by a bond, debenture, note or similar instrument or agreement, for the repayment of money borrowed, having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower. For the purpose of determining Funded Debt of any corporation, there shall be excluded any particular indebtedness if, on or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such indebtedness. (Section 1.1)

   The term "Lien" is defined to mean any pledge, mortgage or other lien (including lease purchase, installment purchase and other title retention financing arrangements) on or in respect of any Principal Property owned by the Company or any Restricted Subsidiary or on any shares of stock or indebtedness for money borrowed of any Restricted Subsidiary. (Section 3.5)

EVENTS OF DEFAULT

   An Event of Default with respect to the Debt Securities of any series is defined in the Indentures as: (i) default in the payment of any installment of interest upon any of the Debt Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal of any of the Debt Securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;
(iii) default in the performance, or breach, of any other covenant or warranty of the Company contained in the Debt Securities of such series or set forth in the applicable Indenture (other than a covenant or warranty included in the applicable Indenture solely for the benefit of a series of Debt Securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the Trustee or by the holders of at least 25% in principal amount of the outstanding securities of that series; or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1) Additional Events of Default may be added for the benefit of holders of certain series of Debt Securities which, if added, will be described in the Prospectus Supplement relating to such Debt Securities. The Indentures provide that the Trustee shall notify the holders of Debt Securities of each series of any continuing default known to the Trustee which has occurred with respect to that series within 90 days after the occurrence thereof. The Indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the Debt Securities of such series, the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such series. (Section 6.5)

   The Indentures provide that if an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of that series then outstanding may declare the principal amount of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled. (Section 5.1) Any past defaults and the consequences thereof (except a default in the payment of principal of or interest, if any, on Debt Securities of that series) may be waived by the holders of a majority in principal amount of the Debt Securities of that series then outstanding. (Section 5.9) The Senior Indenture also permits the Company to omit compliance with certain covenants in such Indenture with respect to Senior Debt Securities of any series upon waiver by the holders of a majority in principal amount of the Senior Debt Securities of such series then outstanding. (Section 3.7)

   Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default with respect to any series of Debt Securities shall occur and be continuing, the Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the Indentures at the request or direction of any of the holders of that series, unless such holders shall have offered to such Trustee reasonable security or indemnity. (Sections 6.1 and 6.2) The holders of a majority in aggregate principal amount of the Debt Securities of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable Indenture or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series; provided that the Trustee may refuse to follow any direction which is in conflict with any law or such Indenture and subject to certain other limitations. (Section 5.8)

   No holder of any Debt Security of any series will have any right by virtue or by availing of any provision of the Indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indentures or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to Debt Securities of that series and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series shall also have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request. (Section 5.5) However, the right of a holder of any Debt Security to receive payment of the principal of and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder. (Section 5.6)

MERGER

   Each Indenture provides that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if (i) either the Company is the continuing corporation or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the Debt Securities outstanding under such Indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of such Indenture to be performed or observed by the Company; and (ii) the Company or such successor corporation, as the case may be, is not, immediately after such merger or consolidation, or such sale, conveyance or lease, in material default in the performance or observance of any such covenant or condition. (Section 9.1)

SATISFACTION AND DISCHARGE OF INDENTURES

   The applicable Indenture with respect to any series of Debt Securities (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Debt Securities of such series) will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the Debt Securities of such series or the deposit with the Trustee under such Indenture of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the applicable Indenture and the terms of the Debt Securities of such series. (Section 10.1)

MODIFICATION OF THE INDENTURES

   The Indentures contain provisions permitting the Company and the Trustee thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding under the applicable Indenture, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable Indenture or any supplemental indenture with respect to the Debt Securities of such series or modifying in any manner the rights of the holders of the Debt Securities of such series; provided that no such supplemental indenture may (i) extend the final maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of Debt Securities to institute suit for payment thereof or, if the Debt Securities provide therefor, any right of repayment at the option of the holders of the Debt Securities, without the consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Debt Securities of such series so affected. (Section 8.2) Additionally, in certain prescribed instances, the Company and the Trustee may execute supplemental indentures without the consent of the holders of Debt Securities. (Section 8.1)

DEFEASANCE AND COVENANT DEFEASANCE

   The Indentures provide, if such provision is made applicable to the Debt Securities of any series, that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest, if any, on all Debt Securities of such series when due) (defeasance); or (b) in the case of the Senior Indenture, to be released from its obligations with respect to Senior Debt Securities under Sections 3.5 and 3.6 of the Senior Indenture (being the restrictions described above under Limitations on Liens and Limitations on Sale and Leaseback Transactions) (covenant defeasance), upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and premium and interest, if any, on the outstanding Debt Securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the applicable Indenture) with regard to certain matters, including an opinion to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The Prospectus Supplement

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

may further describe these or other provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any series. (Section 10.1)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

   The Senior Debt Securities will constitute part of the Senior Indebtedness (as defined below) of the Company and will rank pari passu with all outstanding senior debt. Except as set forth in the related Prospectus Supplement, the Subordinated Debt Securities will be subordinated, in right of payment, to the prior payment in full of the Senior Indebtedness (as defined below), including the Senior Debt Securities, whether outstanding at the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed. The term Senior Indebtedness means (1) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (2) purchase money and similar obligations, (3) obligations under capital leases, (4) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (5) renewals, extensions and refunding of any such indebtedness, (6) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings and (7) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (1) through (7) hereof expressly provides that such indebtedness or obligation is not senior in right of payment to the Subordinated Debt Securities.

   Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company in accordance with the Subordinated Indenture, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities. In the event that a payment default shall have occurred and be continuing with respect to the Senior Indebtedness, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities. In the event that the principal of the Subordinated Debt Securities of any series shall have been declared due and payable pursuant to the Subordinated Indenture and such declaration shall not have been rescinded and annulled, the holders of all Senior Indebtedness outstanding at the time of such declaration shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities.

   This subordination will not prevent the occurrence of any event of default with respect to the Subordinated Debt Securities. There is no limitation on the issuance of additional Senior Indebtedness in the Subordinated Indenture.

GLOBAL DEBT SECURITIES

   The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a Debt Depository identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, and interest, if any, on Debt Securities represented by a Global Security will be made by the Company to the Trustee under the applicable Indenture and then forwarded to the Debt Depository.

   The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

   So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

   If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor Debt Depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in its name. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000, or any integral multiple thereof, and will be issued in registered form only, without coupons.

   DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

   DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

   Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the action. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

   To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notice and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

   Principal and interest payments, if any, on the Debt Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name and are the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

   The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

   Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

   None of the Company, any underwriter or agent, the Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interest.

CONCERNING THE TRUSTEE

   The Trustee has extended credit facilities to the Company and conducts other business with the Company.

    DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK

   The following statements with respect to the Common Stock Warrants and Preferred Stock Warrants (collectively, the "Stock Warrants") are summaries of, and subject to, the detailed provisions of a warrant agreement ("Stock Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), which Stock Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Stock Warrant Provisions (the "Stock Warrant Provisions") filed as an exhibit to the Registration Statement.

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

GENERAL

   The Stock Warrants, evidenced by warrant certificates (the "Stock Warrant Certificates"), may be issued under the Stock Warrant Agreement independently or together with any Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. If Stock Warrants are offered, the related Prospectus Supplement will describe the terms of the Stock Warrants, including, without limitation, the following: (1) the offering price, if any; (2) the designation and terms of the Common or Preferred Stock purchasable upon exercise of the Stock Warrants; (3) the number of shares of Common or Preferred Stock purchasable upon exercise of one Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of certain federal income tax considerations; (6) the call provisions, if any; (7) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (8) the antidilution provisions of the Stock Warrants; and (9) any other terms of the Stock Warrants. The shares of Common or Preferred Stock issuable upon exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

   Stock Warrants may be exercised by surrendering to the Stock Warrant Agent the Stock Warrant certificate signed by the warrantholder, or its duly authorized agent, indicating the warrantholder's election to exercise all or a portion of the Stock Warrants evidenced by the certificate. Surrendered Stock Warrant certificates shall be accompanied by payment of the aggregate exercise price of the Stock Warrants to be exercised, as set forth in the related Prospectus Supplement, which payment may be made in the form of cash or a check equal to the exercise price. Certificates evidencing duly exercised Stock Warrants will be delivered by the Stock Warrant Agent to the transfer agent for the Common Stock or the Preferred Stock, as the case may be. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of Common Stock or Preferred Stock purchased. If fewer than all of the Stock Warrants evidenced by any certificate are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Stock Warrant certificate representing the unexercised Stock Warrants.

ANTIDILUTION PROVISIONS

   The exercise price payable and the number of shares of Common or Preferred Stock purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common or Preferred Stock purchasable upon exercise of each Stock Warrant, the Company may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common or Preferred Stock into which such Stock Warrants were exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

   Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter or to exercise any rights whatsoever as stockholders of the Company.

            DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

   The following statements with respect to the Debt Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Debt Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent"), which Debt Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Debt Securities Warrant Provisions (the "Debt Warrant Provisions") filed as an exhibit to the Registration Statement.

GENERAL

   The Debt Warrants, evidenced by warrant certificates (the "Debt Warrant Certificates"), may be issued under the Debt Warrant Agreement independently or together with any Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. If Debt Warrants are offered, the related Prospectus Supplement will describe the terms of the warrants, including, without limitation, the following: (1) the offering price, if any; (2) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the warrants; (3) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security; (4) if applicable, the date on and after which the Debt Warrants and the related Offered Securities will be separately transferable; (5) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;
(6) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (7) a discussion of certain federal income tax considerations; (8) whether the warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form; (9) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (10) the antidilution provisions of the Debt Warrants; and (11) any other terms of the Debt Warrants.

   Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent, which will be listed in the related Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an Indenture or form of the Debt Security, as the case may be, and the series of Debt Securities issuable upon exercise of the Debt Warrants) and are not entitled to payments of principal of and interest, if any, on the Debt Securities.

EXERCISE OF DEBT WARRANTS

   Debt Warrants may be exercised by surrendering the Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such holder. If less than all of the Debt Warrants evidenced by the Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                             PLAN OF DISTRIBUTION

   The Company may sell Offered Securities (1) through underwriters or dealers,
(2) directly to one or more purchasers or (3) through agents. A Prospectus Supplement will set forth the terms of the offering of the Offered Securities offered thereby, including the name or names of any underwriters, the purchase price of the Offered Securities and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation, any public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange or market on which the Offered Securities may be listed. Only underwriters so named in such Prospectus Supplement are deemed to be underwriters in connection with the Offered Securities offered thereby.

   If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities of the series offered by the Prospectus Supplement if any of the Offered Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Offered Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the related Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

   All Offered Securities offered other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom such Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such Offered Securities.

   Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the

Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this Prospectus, any supplement or amendment hereto, or in the registration statement of which this Prospectus forms a part, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the Offered Securities will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters with respect to the Offered Securities will be passed upon for any underwriters or agents by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Mayer, Brown, Rowe & Maw from time to time acts as counsel for the Company on certain matters.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated financial statements of FMC Corporation and consolidated subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

   With respect to the unaudited interim financial information for the periods ended March 31, 2002 and 2001 incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Securities Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

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                               3,250,000 Shares

                                FMC Corporation

                                 Common Stock

                                   [LOGO] FMC

                                   --------

                             PROSPECTUS SUPPLEMENT

                                 June 6, 2002

                                   --------

                             Salomon Smith Barney

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